                             AGREEMENT TO MERGE
                         AND PLAN OF REORGANIZATION



                        DATED AS OF JANUARY 29, 1998


                                BY AND AMONG


                            BANK OF SANTA MARIA

                                BSM BANCORP

                                    AND


                               MID-STATE BANK

                             AGREEMENT TO MERGE

                         AND PLAN OF REORGANIZATION

     THIS AGREEMENT TO MERGE AND PLAN OF REORGANIZATION ("AGREEMENT") is entered into as of January 29, 1998, among Bank of Santa Maria, a banking company organized under the laws of California ("BANK"), being located in Santa Maria, California, BSM Bancorp, a corporation and registered bank holding company organized under the laws of California ("BANCORP"), and Mid-State Bank, a banking company organized under the laws of California ("ACQUIROR"), located in Arroyo Grande, California.

                               R E C I T A L S:

     A.   Bank is a wholly owned subsidiary of Bancorp.

     B. Bancorp, Bank and Acquiror believe that it would be in their respective best interests and in the best interests of their respective shareholders for Bank to merge with and into Acquiror (the "Bank Merger"), for Bancorp to become the bank holding company for Acquiror and for the shareholders of Acquiror to become shareholders of Bancorp, all in accordance with the terms set forth in this Agreement and applicable law.

     C. The respective Boards of Directors of Bank and Acquiror have adopted by majority vote resolutions approving and authorizing the Bank Merger upon the terms and conditions set forth in this Agreement and the Board of Directors of Bancorp has adopted by majority vote resolutions approving the Bank Merger, this Agreement and the transactions contemplated herein.

     D. Bancorp, Bank and Acquiror desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

                              A G R E E M E N T

     IN CONSIDERATION of the premises and mutual covenants hereinafter contained, Bank, Bancorp and Acquiror agree as follows:


                                   ARTICLE 1
                        DEFINITIONS AND DETERMINATIONS

     1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below:

     "Acquiror" shall have the meaning given such term in the introductory clause.

     "Acquiror Benefit Arrangement" shall have the meaning given such term in
Section 4.18(b).

     "Acquiror Corporate Governance Changes" shall have the meaning given such term in Section 2.1(b).

     "Acquirors Directors Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(B).

     "Acquiror Dissenting Shares" means shares of Acquiror Stock held by dissenting shareholders within the meaning of Chapter 13 of the CGCL.

     "Acquiror Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Acquiror Dissenting Shares.

     "Acquiror Property" shall have the meaning given such term in Section 4.25.

     "Acquiror Scheduled Contracts" shall have the meaning given such term in
Section 4.30.

     "Acquiror Shareholders' Meeting" shall have the meaning given such term in Section 6.5.

     "Acquiror Stock" means the common stock, no par value, of Acquiror.

     "Acquiror Stock Options" shall have the meaning given such term in Section 7.4(a).

     "Agreement of Merger" means the Agreement of Merger substantially in the form attached hereto as Exhibit A.

     "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     "Average Closing Price" means the average of the daily closing prices of a share of Acquiror Stock reported on the OTC Bulletin Board during the 20 consecutive trading days that Acquirors Stock trades ending at the end of the third trading day immediately preceding the Effective Day.

     "Bancorp" shall have the meaning given such term in the introductory clause.

     "Bancorp Corporate Governance Changes" shall have the meaning given such term in Section 2.1(d).

     "Bancorp Directors' Agreement" shall mean an agreement, substantially in the form attached as Exhibit 2.6(A).

     "Bancorp Dissenting Shares" means shares of Bancorp Stock held by dissenting shareholders within the meaning of Chapter 13 of the CGCL.

     "Bancorp Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Bancorp Dissenting Shares.

     "Bancorp Property" shall have the meaning given such term in Section 3.26.

     "Bancorp Scheduled Contracts" shall have the meaning given such term in
Section 3.15.

     "Bancorp Shareholders' Meeting" shall have the meaning given such term in
Section 5.6.

     "Bancorp Stock" means the common stock, no par value, of Bancorp.

     "Bancorp Stock Option" means any option issued pursuant to the Bancorp Stock Option Plan.

     "Bancorp Stock Option Plan" means the BSM Bancorp 1996 Stock Option Plan.

     "Bank" shall have the meaning given such term in the introductory clause.

     "Bank Benefit Arrangement" shall have the meaning given such term in
Section 3.19(b).

     "Bank Merger" shall have the meaning given such term in the Recitals.

     "Bank Stock" means the common stock, NO PAR value, of Bank.

     "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an employee benefit plan within the meaning of ERISA, (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employee, whether active or retired, of a Party.

     "BHC Act" means the Bank Holding Company Act of 1956, as amended.

     "Business Day" means any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

     "CFC" means the California Financial Code.

     "CGCL" means the California General Corporation Law.

     "Certificates" shall have the meaning given such term in Section 2.5.

     "Charter Documents" means, with respect to any business organization, any certificate or articles of incorporation or articles of association, and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

     "Closing" means the consummation of the Bank Merger on the Effective Day at the main office of Acquiror or at such other place as may be agreed upon by the Parties.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

     "Commissioner" means the Commissioner of Financial Institutions, State of California.

     "Competing Transaction" shall have the meaning given such term in Section 5.14.

     "Confidential Information" means all information exchanged heretofore or hereafter between Acquiror, its affiliates and agents, on the one hand, and Bancorp and Bank, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that
(i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, PROVIDED that such source is not and was not bound by a confidentiality agreement with respect to the information, or
(iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

     "Consents" means every required consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person.

     "Determination Date" shall have the meaning given such term in Section 10.1(i).

     "Disclosure Letter" means a disclosure letter from the Party making the disclosure and delivered to the other Party.

     "DPC Property" means voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted for in good faith, retained with the object of sale for any applicable statutory holding period, and recorded in the holder's business records as such.

     "Effective Day" means the day on which the Effective Time occurs.

     "Effective Time" shall have the meaning given such term in Section 2.2.

     "Encumbrances" means any option, pledge, security interest, lien, charge, encumbrance, mortgage, assessment, claim or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

     "Environmental Laws" shall have the meaning given such term in Section
3.26.

     "Equity Securities" means capital stock or any options, rights, warrants or other rights to subscribe for or purchase capital stock, or any plans, contracts or commitments that are exercisable in such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means ChaseMellon Shareholder Services or such other financial institution appointed by Acquiror, to effect the exchange contemplated by Section 2.5 hereof.

     "Exchange Fund" shall have the meaning given such term in Section 2.5.

     "Exchange Ratio" means the number of shares of Bancorp Stock into which a share of Acquiror Stock" shall be converted which shall be equal to the amount calculated (to the nearest ten thousandth) as set forth hereinbelow (unless said Exchange Ratio is further adjusted pursuant to Section 10.1(i)):

         (i) If the Average Closing Price is not less than $26.25 and is not more than $30.50, the Exchange Ratio shall be the reciprocal of the number determined by dividing $29.37 by the Average Closing Price;

        (ii) Subject to Section 10.1(i), if the Average Closing Price is less than $26.25, the Exchange Ratio shall be .8938; and

       (iii) If the Average Closing Price is greater than $30.50, the Exchange Ratio shall be 1.0385.

The Exchange Ratio shall be adjusted upward for any Significant Liabilities. "Significant Liabilities", as used in this Agreement, shall relate to the following categories or events unless Acquiror has consented in writing to such matter: (1) new or extended contractual obligations other than those arising in the ordinary course of Bank's or Bancorp's business; (2) new or extended leases of real or personal property; (3) acquisition of capital assets (or commitments to do so) except for assets required in the ordinary course of business; (4) actual or contingent liabilities based upon threatened or pending litigation, other proceedings or Hazardous Materials and legal fees and costs (whether actual or estimated) related thereto as described in Section 5.12 (provided, however, that the amount of such liabilities shall be reduced by the amount of any insurance proceeds actually received or certain, in the reasonable judgment of Acquiror, to be received);
(5) any unbooked expenses, fines, penalties or similar obligations except those arising in the ordinary course of Bank's or Bancorp's business; (6) any new, expanded or accelerated pension or other employee benefits including employment contracts and severance payments in excess of one months compensation, whether or not vested; (7) an amount which would equal the amount necessary to bring the Bank's allowance for loan losses as of the calendar quarter preceding the Effective Time to the amount required by the Bank's existing policy on allowance for loan and lease losses (provided, however, that if Acquiror should disagree with the adequacy of Banks allowance for loan losses, then such disagreement shall be resolved through the independent expert as discussed below); and (8) an amount which would equal the amount necessary to bring Bancorp's shareholders' equity to the minimum Bancorp shareholders' equity amount as described in Section 8.3(k). Acquiror and Bancorp shall identify any categories or events reasonably believed by either of them to be Significant Liabilities co mmencing immediately following receipt of the required Consents for the Bank Merger by the Governmental Entities. All calculations of Significant Liabilities, if any, shall be fully taxed affected, and the after tax cost of any item referenced above shall be the amount of the Significant Liability. To the extent that the item related to any Significant Liability shall have already been booked and expensed by the Bancorp and Bank and is therefore included within the amount of shareholders' equity for purposes of (8), above, no further adjustment shall be made as a result thereof. Upon identification of a Significant Liability, the Parties shall attempt to agree upon the amount of said Significant Liability within seven days. If no mutual agreement is reached within said period, the Parties shall immediately hire an independent expert qualified to render an opinion regarding the amount of the particular Significant Liability. The Parties shall cooperate fully with any such independent expert and will equally split the cost of such expert. The opinion of such expert shall be binding on the parties for purposes of this Agreement. As a result of any Significant Liabilities through the close of business on the Business Day preceding the Effective Day, the Exchange Ratio shall be calculated (to the nearest ten thousandth) according to the following formula:

                                       1
                                 -------------
                                  $29.37 - x
                                 -------------
                             Average Closing Price

where "x" represents the dollar amount of any Significant Liabilities divided by the outstanding shares of Bancorp Stock (determined as of the Business Day preceding the Effective Day). Further, if the Average Closing Price is below $26.25 per share or above $30.50, then for purposes of this calculation $26.25 or $30.50 respectively shall be used as the Average Closing Price subject to Section 10.1(i).

     "Expenses" shall have the meaning given such term in Section 11.1.

     "Executive Officer" means with respect to any company a natural Person who participates or has the authority to participate (other than solely in the capacity of a director) in major policy making functions of the company, whether or not such Person has a title or is serving with salary or compensation.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Statements of Bank/Bancorp" means the audited financial statements and notes thereto of Bank and the related opinions thereon for the years ended December 31, 1994, 1995 and 1996 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Bancorp for the nine months ended September 30, 1997.

     "Financial Statements of Acquiror" means the audited consolidated financial statements and notes thereto of Acquiror and the related opinions thereon for the years ended December 31, 1994, 1995 and 1996 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Acquiror for the nine months ended September 30, 1997.

     "FRB" shall mean the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles.

     "Governmental Entity" means any court or tribunal in any jurisdiction or any United States federal, state, district, domestic, or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

     "Hazardous Materials" shall have the meaning given such term in Section
3.26.

     "Immediate Family" shall mean a Person's spouse, parents, in-laws, children and siblings.

     "IRS" shall mean the Internal Revenue Service.

     "Investment Securities" means any equity security or debt security as defined in Statement of Financial Accounting Standard No. 115.

     "Minimum Price" shall have the meaning given such term in Section 10.1(i).

     "Operating Loss" shall have the meaning given such term in Section 3.25.

     "Party" means any of Bancorp, Bank or Acquiror.

     "Permit" means any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order of approval necessary or appropriate under applicable Rules.

     "Person" means any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

     "Projected Earnings" shall have the meaning given such term in Section 8.3(k).

     "Proxy Statement" means the joint proxy statement that is included as part of the S-4 and used to solicit proxies for the Acquiror Shareholders' Meeting and the Bancorp Shareholders' Meeting and to offer and sell the shares of Bancorp Stock to be issued in connection with the Bank Merger.

     "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligation of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

     "Rule" means any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity.

     "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Bancorp Stock to be issued in the Bank Merger under the Securities Act and to clear use of the Proxy Statement in connection with the Acquiror Shareholders Meeting and the Bancorp Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

     "SEC" means the Securities and Exchange Commission.

     "SEC Reports" mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or the FDIC.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Liabilities" shall have the meaning given such term in the definition of Exchange Ratio.

     "Surviving Bank" means the Acquiror as the California state-chartered bank surviving the Bank Merger of Bank with and into Acquiror.

     "Tank" shall have the meaning given such term in Section 3.26.

     "Third Party Consent" shall have the meaning given such term in subsection (b) of Section 5.7.

     "To the knowledge" shall have the meaning given such term in Section 11.14.


                                   ARTICLE 2
                       CONSUMMATION OF THE BANK MERGER

     2.1  THE MERGER; PLAN OF REORGANIZATION.

          (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, Bank shall merge with and into Acquiror under the charter of Acquiror.

          (b) The Charter Documents of Acquiror as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of Acquiror immediately prior to the Bank Merger shall continue in their respective positions after the Bank Merger and be the Board of Directors and Executive Officers of the Surviving Bank; except that Acquiror shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) the number of authorized directors of Acquiror shall be expanded by three, (ii) the three persons set forth on Exhibit 2.1(b) [which Exhibit shall be delivered by Acquiror to Bancorp within forty-five (45) days of the date of the Agreement] shall be duly elected and appointed to fill such three vacancies (or if any of such persons is unable to serve, such other person designated by Bank and reasonably acceptable to Acquiror) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, (iii) the current Chairman of the Board of the Bank shall be elected and appointed Vice Chairman of the Board of Directors of Acquiror, and (iv) the current President of the Bank shall be appointed Executive Vice President of the Acquiror (clauses (i) - (iv) being hereinafter collectively referred to as the "Acquiror Corporate Governance Changes").

          (c) At the Effective Time, the corporate existence of Bank shall be merged and continued in the Surviving Bank. All assets, rights, franchises, titles and interests of Bank and Acquiror, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee or receiver and in every other fiduciary capacity in the same manner and to the same extent that such rights, franchises and interests were held by Bank and Acquiror at the Effective Time. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Bank and Acquiror and all deposits, debts, liabilities, obligations and contracts of Bank and Acquiror, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts or records of Bank and Acquiror, shall be those of the Surviving Bank; and all rights of creditors or other obligees and all liens on property of Bank and Acquiror shall be preserved unimpaired.

          (d) The Charter Document of Bancorp as in effect immediately prior to the Effective Time shall continue in effect after the Bank Merger until thereafter amended in accordance with applicable law and the operations of Bancorp shall continue in effect after the Bank Merger; except that Bancorp shall have taken prior to the

Effective Time all necessary steps so that at the Effective Time (i) the Charter Documents of Bancorp shall be amended to change its name to "Mid-State Bancshares", (ii) each of the Executive Officers and officers of Bancorp shall have tendered his resignation from his position, in form and substance satisfactory to Acquiror, without incurring any liability on the part of any Party, (iii) each of the directors of Bancorp (except for the three persons set forth on Exhibit 2.1(b) [which Exhibit shall be delivered by Acquiror to Bancorp within forty-five (45) days of the date of the Agreement] or if any of such persons is unable to serve, such other director of Bancorp designated by Bank and reasonably acceptable to Acquiror) shall have tendered his resignation as a director of Bancorp, in form and substance satisfactory to Acquiror, without incurring any liability on the part of any Party, (iv) the number of authorized directors of Bancorp shall be reduced to a total of ten (10), (v) each of the then seven directors of Acquiror shall be duly elected and appointed to the Board of Directors of Bancorp (or if any of such persons is unable to serve, such other person designated by Acquiror) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, and (vi) the persons set forth on Exhibit 2.1(d) shall be elected and appointed as the Executive Officers and officers of Bancorp and shall hold the positions set forth opposite their respective names (clauses (i) - (vi) being hereinafter collectively referred to as the "Bancorp Corporate Governance Changes.").

     2.2 EFFECTIVE TIME. The Closing shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3, and the parties shall use best efforts to cause the Closing to occur as soon as possible after receipt of approval of the Bank Merger from the Commissioner and the FDIC and the expiration of all required waiting periods, or such later time and date as to which the parties may agree. The Bank Merger shall be effective upon the filing by the Commissioner of the Agreement of Merger as specified in the CFC. Such time is referred to herein as the "Effective Time."

     2.3 CONVERSION OF SHARES. At the Effective Time and pursuant to the Agreement of Merger:

          (a) Subject to the exceptions and limitations in Section 2.4, each outstanding share of Acquiror Stock shall, without any further action on the part of Acquiror or the holders of any of such shares, be converted into shares of Bancorp Stock in accordance with the Exchange Ratio.

          (b) Each outstanding share of Bank Stock shall, without any further action on the part of Bank or of the holder of any of such shares, be converted into shares of the Surviving Bank and each certificate that, prior to the Effective Time, represented shares of Bank Stock shall evidence ownership of shares of the Surviving Bank.

          (c) Each outstanding share of Bancorp Stock shall remain outstanding and shall not be converted or otherwise affected by the Bank Merger, except that any Bancorp Perfected Dissenting Shares shall remain outstanding subject to the right of the holder of such shares to receive payment for such shares in an amount determined pursuant to Chapter 13 of the CGCL.

     2.4 CERTAIN EXCEPTIONS AND LIMITATIONS. (A) Any shares of Acquiror Stock held by Bancorp or any subsidiary of Bancorp (other than shares held in a fiduciary capacity or as DPC Property) will be canceled at the Effective Time; (B) Acquiror Perfected Dissenting Shares shall not be converted into shares of Bancorp Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Chapter 13 of the CGCL (each dissenting shareholder who is entitled to payment for his shares of Acquiror Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of CGCL), and (C) no fractional shares of Bancorp Stock shall be issued in the Bank Merger and, in lieu thereof, each holder of Acquiror Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest ten thousandth) obtained by multiplying (a) the Average Closing Price times (b) the fraction of the share of Bancorp Stock to which such holder would otherwise be entitled.

     2.5  EXCHANGE PROCEDURES.

          (a) As of the Effective Time, Bancorp shall have deposited with the Exchange Agent for the benefit of the holders of shares of Acquiror Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of Bancorp Stock issuable pursuant to Section 2.3 in exchange for shares of Acquiror Stock outstanding immediately prior to the Effective Time, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of Bancorp Stock which would otherwise be payable in connection with Section 2.3 hereof, but for the operation of Section 2.4 of this Agreement (collectively, the "Exchange Fund").

          (b) Bancorp shall direct the Exchange Agent to mail promptly after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Acquiror Stock (the "Certificates") whose shares were converted into the right to receive shares of Bancorp Stock pursuant to Section 2.3 hereof: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Bancorp Stock. Upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash and a certificate representing that number of whole shares of Bancorp Stock which such holder has the right to receive pursuant to the provisions of Sections 2.3 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a Certificate is surrendered representing Acquiror Stock, the transfer of ownership which is not registered in the transfer records of Acquiror, a certificate representing the proper number of shares of Bancorp Stock may be issued to a transferee if the Certificate representing such Acquiror Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5 and except as provided in subsection (g) hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the r ight to receive upon such surrender the certificate representing shares of Bancorp Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Acquiror should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof, in the discretion of Acquiror, such bond in form and substance and with surety reasonably satisfactory to Acquiror and shall be entitled to receive the certificate representing the proper number of shares of Bancorp Stock and cash in lieu of fractional shares in accordance with Sections 2.3 and 2.4 hereof.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to Bancorp Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Bancorp Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Bancorp Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Bancorp Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distribution with a record date after the Effective Time theretofore paid with respect to such whole shares of Bancorp Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bancorp Stock.

          (d) All shares of Bancorp Stock issued upon the surrender for exchange of Acquiror Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Acquiror Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Bank of the shares of Acquiror Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to Bancorp for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of Acquiror following the passage of six months after the Effective Time shall be delivered to Bancorp, upon demand, and any shareholders of Acquiror who have not theretofore complied with this Section
2.5 shall thereafter look only to Bancorp for payment of their claim for Bancorp Stock, any cash in lieu of fractional shares of Bancorp Stock and any dividends or distributions with respect Acquiror Stock.

          (f) Neither Bancorp nor Acquiror shall be liable to any holder of shares of Acquiror Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Bancorp Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Bancorp Stock for the account of the Persons entitled thereto. Former shareholders of record of Acquiror shall be entitled to vote after the Effective Time at any meeting of Bancorp shareholders the number of whole shares of Bancorp Stock into which their respective shares of Acquiror Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Bancorp Stock in accordance with the provisions of this Agreement.

     2.6  DIRECTORS' AGREEMENTS.

          (a) Concurrently with the execution of this Agreement, Bancorp and Bank shall cause each of its respective directors to enter into a Bancorp Directors Agreement.

          (b) Concurrently with the execution of this Agreement, Acquiror shall cause each of its respective directors to enter into an Acquiror's Directors' Agreement.

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

     Bancorp and Bank represent and warrant to Acquiror as follows:

     3.1 INCORPORATION, STANDING AND POWER. Bancorp has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California and is registered as a bank holding company under the BHC Act. Bank has been duly incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Bank's deposits are insured by the FDIC in the manner and to the extent provided by law. Bancorp and Bank have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted. Neither the scope of the business of Bancorp or Bank nor the location of any of their respective properties requires that Bancorp or Bank be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Bancorp on a consolidated basis.

     3.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Bancorp consists of 50,000,000 shares of Bancorp Stock, of which 3,003,439 shares are outstanding and 25,000,000 of Preferred Stock, of which no shares are outstanding. As of the date of this Agreement, the authorized capital stock of Bank consists of 25,000,000 shares of Bank Stock, of which 100 shares are outstanding and are owned by Bancorp without Encumbrance. All the outstanding shares of Bancorp Stock and Bank Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except for Bancorp Stock Options covering 128,700 shares of Bancorp stock granted pursuant to the Bancorp Stock Option Plan and except as set forth in Bancorp's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Bancorp Stock or Bank Stock or any other securities convertible into such stock, and neither Bancorp nor Bank is obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

     3.3 SUBSIDIARIES. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

     3.4 FINANCIAL STATEMENTS. Bancorp has previously furnished to Acquiror a copy of the Financial Statements of Bank/Bancorp. The Financial Statements of Bank/Bancorp: (a) present fairly the consolidated financial condition of Bank/Bancorp as of the respective dates indicated and their consolidated results of operations and cash flow for the respective periods indicated; and
(b) have been prepared in accordance with GAAP. The audits of Bank have been conducted in accordance with generally accepted auditing standards. The books and records of Bancorp and Bank are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Bank/Bancorp and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business and consistent with past practice, neither Bancorp nor Bank has any liabilities, whether absolute, accrued, contingent or otherwise.

     3.5  AUTHORITY OF BANCORP AND BANK.  The execution and delivery by
Bancorp and Bank of this Agreement and, subject to the requisite approval of the shareholders of Bancorp and of Bancorp as the sole shareholder of Bank, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Bancorp and Bank, and this Agreement is a valid and binding obligation of Bancorp and Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by
Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(b)(6)(D). Except as set forth in Bancorps Disclosure Letter, neither the execution and delivery by Bancorp and Bank of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Bancorp and Bank with any of the provisions hereof, will:
(a) violate any provision of their respective Charter Documents; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrances or other instrument or obligation to which Bancorp or Bank is a party, or by which Bancorp or Bank or any of their respective properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Bancorp on a consolidated basis; or
(c) violate any Rule applicable to Bancorp or Bank or any of their respective properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Bancorp or Bank, and no Consent of any Person, is required in connection with th e execution and delivery by Bancorp and Bank of this Agreement or the consummation by Bancorp and Bank of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Bancorp and by Bancorp as the sole shareholder of Bank; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; (iii) the declaring effective of the S-4 by the SEC and the approvals of all necessary blue sky administrators; and (iv) as otherwise set forth in Bancorps Disclosure Letter.

     3.6 INSURANCE. Bancorp and Bank have policies of insurance and bonds covering their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for their businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Bancorp's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Bancorp or Bank, showing the name of the owner and the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to Acquiror a true and complete copy of each such policy of insurance. The existing insurance carried by Bancorp and Bank is sufficient for compliance by Bancorp and Bank with all material requirements of law and regulations and agreements to which they are subject or are a party.

     3.7 TITLE TO ASSETS. Bancorp's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $250,000 or more, or having an annual lease payment of $25,000 or more, owned or leased by Bancorp or Bank. Bancorp and Bank have good and marketable title to all their respective properties and assets, other than real property, owned or stated to be owned by Bancorp and Bank, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Bank/Bancorp; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Bancorp and Bank, (i) are not substantial in character, amount or extent,
(ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Bancorp and Bank; or (d) as set forth in Bancorp's Disclosure Letter.

     3.8 REAL ESTATE. Bancorp's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Bancorp and Bank, together with
(i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which either Bancorp or Bank is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which
Bancorp or Bank is a party.   Bancorp and Bank have good and marketable title
to the respective real property, and valid leasehold interests in the respective leaseholds, set forth in Bancorp's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Bancorp and Bank, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Bancorp or Bank; or
(d) as set forth in Bancorp's Disclosure Letter. Bancorp or Bank, as the case may be, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Bancorp's Disclosure Letter, and, to the knowledge of Bancorp and Bank, there has not occurred under any such lease any breach, violation or default. Except as set forth in Bancorp's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has experienced any uninsured damage or destruction with respect to the properties identified in Bancorp's Disclosure Letter. To the knowledge of Bancorp and Bank, all properties and assets used by Bancorp and Bank are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Bancorp and Bank enjoy peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Bancorp and Bank, all leases to which Bancorp or Bank is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Neither Bancorp nor Bank is in default with respect to any such lease, and to the knowledge of the officers of Bancorp and Bank no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Bancorps Disclosure Letter.

     3.9 LITIGATION. Except as set forth in Bancorp's Disclosure Letter, to the knowledge of Bancorp and Bank, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Bancorps or Banks knowledge threatened, against Bancorp or Bank or against any of their directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Bancorp or Bank. Also, except as disclosed in Bancorp's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Bancorp or Bank enjoining either of them or any of their directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Bancorp or Bank. To the knowledge of Bancorp and Bank, neither Bancorp nor Bank is a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

     3.10 TAXES. Bancorp and Bank had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Bancorp and Bank have filed all required payroll tax returns, have fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Bancorp and Bank in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Bancorp or Bank and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Bank/Bancorp, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Bancorp's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Bancorp and Bank and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Bancorp and Bank; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Bancorp or Bank and lists each tax case of Bancorp or Bank currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Acquiror within the last twelve (12) months. Except as set forth in Bancorp's Disclosure Letter, to the knowledge of Bancorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Bancorp or Bank. To the knowledge of Bancorp and Bank, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Bancorp's Disclosure Letter.

     3.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank is in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Bancorp or Bank.

     3.12 PERFORMANCE OF OBLIGATIONS. Bancorp and Bank have performed all of the respective obligations required to be performed by it to date and neither of them is in material default under or in breach of any term or provision of any of the Bancorp Scheduled Contracts, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Bancorp's and Bank's knowledge, no party with whom either has an agreement that is material to the business of Bancorp or Bank is in default thereunder.

     3.13 EMPLOYEES. Except as set forth in Bancorp's Disclosure Letter, there are no controversies pending or threatened between Bancorp or Bank and any of their respective employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Bancorp or Bank. Neither Bancorp nor Bank is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     3.14 BROKERS AND FINDERS. Except as provided in Bancorp's Disclosure Letter with copies of any such agreements attached, neither Bancorp nor Bank is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

     3.15 MATERIAL CONTRACTS. Except as set forth in Bancorp's Disclosure Letter (all items listed or required to be listed in Bancorp's Disclosure Letter as a result of this Section being referred to herein as "Bancorp Scheduled Contracts"), neither Bancorp nor Bank is a party or otherwise subject to:

          (a) any employment, deferred compensation, bonus or consulting contract;

          (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract;

          (c) any contract or agreement that would restrict Bancorp or Bank after the Effective Time from competing in any line of business with any Person or using or employing the services of any Person;

          (d) any collective bargaining agreement or other such contract or agreement with any labor organization;

          (e) any lease of real or personal property providing for annual lease payments by or to Bancorp or Bank in excess of $25,000 per annum other than financing leases entered into in the ordinary course of business in which Bancorp or Bank is lessor and leases of real property presently used by Bank as banking offices.

          (f) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Bancorp or Bank (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

          (g) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Bancorp or Bank;

          (h) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;

          (i) other than agreements entered into in the ordinary course of business with respect to DPC Property, any agreement for the sale of any property or assets in which Bancorp or Bank has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

          (j) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Bank);

          (k) any restrictive covenant contained in any deed to or lease of real property owned or leased by Bancorp or Bank (as lessee) that materially restricts the use, transferability or value of such property;

          (l) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

          (m) any supply, maintenance or landscape contracts not terminable by Bancorp or Bank without penalty on 30 days or less notice and which provides for payments in excess of $25,000 per annum;

          (n) other than as disclosed with reference to subparagraph (k) of this Section 3.15, any agreement which would be terminable other than by Bancorp or Bank or as a result of the consummation of the transactions contemplated by this Agreement;

          (o) any contract of participation with any other bank in any loan entered into by Bancorp or Bank subsequent to December 31, 1996 in excess of $50,000 or any sales of assets of Bancorp or Bank with recourse of any kind to Bancorp or Bank except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

          (p) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $25,000 or more to or by Bancorp or Bank other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business;

          (q) any material agreement, arrangement or understanding not made in the ordinary course of business;

          (r) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Bancorp or Bank;

          (s) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Bancorp or Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

          (t) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner or FDIC or any other regulatory agency.

True copies of all Bancorp Scheduled Contracts, including all amendments and supplements thereto, are attached to Bancorp's Disclosure Letter.

     3.16 ABSENCE OF MATERIAL CHANGE. Since December 31, 1996, the businesses of Bancorp and Bank have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Bancorp's Disclosure Letter, there has not occurred since December 31, 1996 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Bancorp or Bank.

     3.17 LICENSES AND PERMITS. Bancorp and Bank have all licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Bancorp or Bank. The properties and operations of Bancorp and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

     3.18 UNDISCLOSED LIABILITIES. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank have any liabilities or obligations, either accrued or contingent, that are material to Bancorp or Bank and that have not been: (a) reflected or disclosed in the Financial Statements of Bank/Bancorp or (b) incurred subsequent to December 31, 1996 in the ordinary course of business. Neither Bancorp nor Bank knows of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Bancorp or Bank that is not fairly reflected in the Financial Statements of Bank/Bancorp or otherwise disclosed in this Agreement.

     3.19 EMPLOYEE BENEFIT PLANS.

          (a) Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has an "employee benefit plan," as defined in Section 3(3) of ERISA.

          (b) Bancorp's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Bancorp or Bank (such plans and arrangements being collectively referred to herein as "Bank Benefit Arrangements"). All Bank Benefit Arrangements which are in effect have been in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since December 31,

1996. Except as set forth in Bancorp's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Bancorp or Bank since December 31, 1996, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1996. Except as set forth in Bancorp's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Bancorp or Bank which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

          (c) With respect to all Bank Benefit Arrangements, Bancorp and Bank are in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

          (d) Except for the contracts set forth in Bancorp's Disclosure Letter, each Bank Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Bancorp or Bank within a period of 30 days following the Effective Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

     3.20 CORPORATE RECORDS. The Charter Documents of Bancorp and Bank and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Bancorp's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Bancorp and Bank, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the boards of directors of Bancorp and Bank (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Bancorp or Bank.

     3.21 ACCOUNTING RECORDS. Bancorp and Bank maintain accounting records which fairly and validly reflect, in all material respects, their transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Bancorp or Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     3.22 OFFICES AND ATMs. Set forth in Bancorp's Disclosure Letter is a list of the headquarters of Bank (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank maintains any other office or ATM and conducts business at any other location, and neither Bancorp nor Bank has applied for or received permission to open any additional branch nor operate at any other location.

     3.23 LOAN PORTFOLIO.   Bancorp's Disclosure Letter sets forth a
description of; (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Bank of $50,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (b) all loans due to Bank as to which any payment of principal, interest or any other amount is 30 days or more past due.
Bancorp's consolidated allowance for loan losses is and will be at the Effective time adequate and in accordance with GAAP in all material respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

     3.24 POWER OF ATTORNEY. Except as set forth in Bancorp's Disclosure Letter, neither Bancorp nor Bank has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

     3.25 OPERATING LOSSES. Bancorp's Disclosure Letter sets forth any Operating Loss (as herein defined) which has occurred at Bancorp or Bank during the period after December 31, 1996. To the knowledge of Bancorp and Bank, no action has been taken or omitted to be taken by an employee of Bancorp or Bank that has resulted in the incurrance by Bancorp or Bank of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1996, which, net of any insurance proceeds payable in respect thereof, would exceed $15,000. "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

     3.26 ENVIRONMENTAL MATTERS. Except as set forth in Bancorp's Disclosure Letter, to the knowledge of Bancorp and Bank, (i) each of Bancorp and Bank is in compliance with all Environmental Laws; (ii) there are no Tanks on or about Bancorp Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Bancorp Property; (iv) neither Bancorp nor Bank has loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Bancorp or Bank or concerning property securing Bancorp and Bank loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Bancorp Property or property securing Bancorp or Bank loans, relating to the foregoing representations (i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Bancorp or Bank. For purposes of this Agreement, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminates, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "Bancorp Property" shall mean real estate currently owned, leased, or otherwise used by Bancorp or Bank, or in which Bancorp or Bank has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Bancorp or Bank in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy or common law, or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including without limitation, the Comprehensive Environmental Response; Compensation and Liability Act (42 U.S.C. Section 9601, ET SEQ.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, ET SEQ.); the Clean Air Act, as amended (42 U.S.C. Section 7401, ET SEQ.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, ET SEQ.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, ET SEQ.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 65); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C.
Section 11001, ET SEQ.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, ET SEQ.); the Safe Drinking Water Act (42 U.S.C.
Section 300f, ET SEQ.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Action, Sections 25140, 25501(j) and (k); 25501.1.25281 and 25250.1 of the California
HEALTH AND SAFETY CODE and/or Article I of Title 22 of the California CODE OF REGULATIONS, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde foam insulation.

     3.27 COMMUNITY REINVESTMENT ACT.  Bank received a rating of
"satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Bancorp nor Bank has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

     3.28 DERIVATIVES. Neither Bancorp nor Bank is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

     3.29 POOLING. It is intended that the Bank Merger be accounted for on a pooling of interests basis, and no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

     3.30 SEC REPORTS.  As of their respective dates, since December 31,
1994, none of Bancorp's nor Bank's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.31 TRUST ADMINISTRATION. Bancorp and Bank do not presently exercise trust powers, including, but not limited to, trust administration, and have not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 3.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Bancorp or Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, charitable trust indentures; (ii) any and all decedents' estates where Bancorp or Bank are serving or have served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Bancorp or Bank are serving or have served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Bancorp or Bank are serving or have served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

     3.32 REGULATORY APPROVALS. To the knowledge of Bancorp and Bank, except as described in Bancorp's Disclosure Letter, Bancorp and Bank have no reason to believe that they would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.




                                 ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF
                                 ACQUIROR

     Acquiror represents and warrants to Bancorp and Bank as follows:

     4.1  INCORPORATION, STANDING AND POWER.   Acquiror has been duly
incorporated and is validly existing as a banking company under the laws of California and is authorized by the Commissioner to conduct a general banking business. Acquirors deposits are insured by the FDIC in the manner and to the extent provided by law. Acquiror has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Acquiror nor the location of any of its properties requires that Acquiror be licensed to do business in any jurisdiction other than in California where the failure to be so licensed would, individually or in the aggregate, have a materially adverse effect on the financial condition, results of operation or business of Acquiror.

     4.2 CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 10,125,000 shares of Acquiror Stock, of which 6,906,230 shares are outstanding. All the outstanding shares of Acquiror Stock are duly authorized, validly issued, fully paid, nonassessable and without preemptive rights. Except as set forth in Acquiror's Disclosure Letter, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Acquiror Stock or any other securities convertible into such stock, and Acquiror is not obligated to issue any additional shares of its capital stock or any options, warrants or other rights in or with respect to the unissued shares of its capital stock or any other securities convertible into such stock.

     4.3 SUBSIDIARIES. Except as set forth in Acquiror's Disclosure Letter, Acquiror does not own, directly or indirectly, any outstanding stock, Equity Securities or other voting interest in any corporation, partnership, joint venture or other entity or Person, other than DPC Property.

     4.4 FINANCIAL STATEMENTS. Acquiror has previously furnished to Bank and Bancorp a copy of the Financial Statements of Acquiror. The Financial Statements of Acquiror: (a) present fairly the financial condition of Acquiror as of the respective dates indicated and its results of operations and cash flow for the respective periods indicated; and (b) have been prepared in accordance with GAAP. The audits of Acquiror have been conducted in accordance with generally accepted auditing standards. The books and records of Acquiror are being maintained in material compliance with applicable legal and accounting requirements. Except to the extent (i) reflected in the Financial Statements of Acquiror and (ii) of liabilities incurred since September 30, 1997 in the ordinary course of business and consistent with past practice, Acquiror has no liabilities, whether absolute, accrued, contingent or otherwise.

     4.5 AUTHORITY OF ACQUIROR. The execution and delivery by Acquiror of this Agreement and, subject to the requisite approval of the shareholders of Acquiror, the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and this Agreement is a valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by
Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C.
Section 1818(b)(6)(D). Except as set forth in Acquiror's Disclosure Letter, neither the execution and delivery by Acquiror of this Agreement, the consummation of the Bank Merger or the transactions contemplated herein, nor compliance by Acquiror with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Charter Documents;
(b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement, Encumbrance or other instrument or obligation to which Acquiror is a party, or by which Acquiror or any of its properties or assets is bound, if in any such circumstances, such event could have consequences materially adverse to Acquiror; or (c) violate any Rule applicable to Acquiror or any of its properties or assets. No Consent of any Governmental Entity having jurisdiction over any aspect of the business or assets of Acquiror, and no Consent of any Person, is required in connection with the execution and delivery by Acquiror of this Agreement or the consummation by Acquiror of the Bank Merger and the transactions contemplated hereby, except (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Acquiror; (ii) such approvals or notices as may be required by the FRB, the Commissioner and the FDIC; and (iii) as otherwise set forth in Acquiror's Disclosure Letter.

     4.6 INSURANCE. Acquiror has policies of insurance and bonds covering its assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary in the banking industry for its businesses, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in Acquiror's Disclosure Letter, Acquiror has not received notice from any insurer that any such policy or bond has canceled or indicating an intention to cancel or not to renew any such policy or bond or generally disclaiming liability thereunder. Except as set forth in Acquiror's Disclosure Letter, Acquiror is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Acquiror's Disclosure Letter sets forth a list of all policies of insurance carried and owned by Acquiror, showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to Bank and Bancorp a true and complete copy of each such policy of insurance. The existing insurance carried by Acquiror is sufficient for compliance by Acquiror with all material requirements of law and regulations and agreements to which Acquiror is subject or is a party.

     4.7 TITLE TO ASSETS. Acquiror's Disclosure Letter sets forth a summary of all items of personal property and equipment with a book value of $750,000 or more, or having an annual lease payment of $75,000 or more, owned or leased by Acquiror. Acquiror has good and marketable title to all its properties and assets, other than real property, owned or stated to be owned by Acquiror, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Acquiror; (b) Encumbrances for current taxes not yet due; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Acquiror, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Acquiror; or (d) as set forth in Acquiror's Disclosure Letter.

     4.8 REAL ESTATE. Acquiror's Disclosure Letter sets forth a list of all real property, including leaseholds, owned by Acquiror, together with (i) a description of the locations thereof, (ii) a description of each real property lease, sublease, installment purchase, or similar arrangement to which Acquiror is a party, and (iii) a description of each contract for the purchase, sale or development of real estate to which Acquiror is a party. Acquiror has good and marketable title to the real property, and valid leasehold interests in the leaseholds, set forth in Acquiror's Disclosure Letter, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease;
(b) Encumbrances for current taxes not yet due and payable; (c) Encumbrances incurred in the ordinary course of business, if any, that, to the knowledge of Acquiror, (i) are not substantial in character, amount or extent, (ii) do not materially detract from the value, (iii) do not interfere with present use, of the property subject thereto or affected thereby, and (iv) do not otherwise materially impair the conduct of business of Acquiror; or (d) as set forth in Acquiror's Disclosure Letter. Acquiror, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, as identified in Acquiror's Disclosure Letter, and, to the knowledge of Acquiror, there has not occurred under any such lease any breach, violation or default. Except as set forth in Acquiror's Disclosure Letter and except with respect to deductibles under insurance policies set forth in Acquiror's Disclosure Letter, Acquiror has not experienced any uninsured damage or destruction with respect to the properties identified in Acquiror's Disclosure Letter. To the knowledge of Acquiror, all properties and assets used by Acquiror are in good operating condition and repair, suitable for the purposes for which they are currently utilized, and comply with all applicable Rules related thereto. Acquiror enjoys peaceful and undisturbed possession under all leases for the use of real or personal property under which it is the lessee, and, to the knowledge of Acquiror, all leases to which Acquiror is a party are valid and enforceable in all material respects in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Acquiror is not in default with respect to any such lease, and to the knowledge of the officers of Acquiror no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default under any such lease. Copies of each such lease are attached to Acquiror's Disclosure Letter.

     4.9 LITIGATION. Except as set forth in Acquiror's Disclosure Letter, to the knowledge of Acquiror, there is no private or governmental suit, claim, action, investigation or proceeding pending, nor to Acquiror's knowledge threatened, against Acquiror or against any of its directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Acquiror. Also, except as disclosed in Acquiror's Disclosure Letter, there are no judgments, decrees, stipulations or orders against Acquiror enjoining it or any of its directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area of Acquiror. To the knowledge of Acquiror, Acquiror is not a party to any pending or, to the knowledge of any of the officers, threatened legal, administrative or other claim, action, suit, investigation, arbitration or proceeding challenging the validity or propriety of any of the transactions contemplated by this Agreement.

     4.10 TAXES. Acquiror had filed all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and have paid all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established. Acquiror has filed all required payroll tax returns, has fulfilled all tax withholding obligations and have paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing. The tax and audit positions taken by Acquiror in connection with the tax returns described in the preceding sentence were reasonable and asserted in good faith. Adequate provision has been made in the books and records of Acquiror and, to the extent required by generally accepted accounting procedures, reflected in the Financial Statements of Acquiror, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes for the periods covered by such financial statements and for all prior periods. Acquiror's Disclosure Letter sets forth (i) the date or dates through which the IRS has examined the federal tax returns of Acquiror and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Acquiror; (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Acquiror and lists each tax case of Acquiror currently pending in audit, at the administrative appeals level or in litigation; and (iii) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's
report issued to Acquiror within the last twelve (12) months.   Except as set
forth in Acquiror's Disclosure Letter, to the knowledge of Acquiror, neither the IRS nor any foreign, state, local or other taxing authority has, during the past three years, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Acquiror. To the knowledge of Acquiror, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Acquiror's Disclosure Letter.

          4.11 COMPLIANCE WITH LAWS AND REGULATIONS. Except as set forth in Acquiror's Disclosure Letter, Acquiror is not in default under or in breach of any provision of its Charter Documents or any Rule promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on the business, financial condition or results of operations of Acquiror.

          4.12 PERFORMANCE OF OBLIGATIONS. Acquiror has performed all of the obligations required to be performed by it to date and is not in material default under or in breach of any term or provision of any material contract, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach. To Acquiror's knowledge, no party with whom Acquiror has an agreement that is material to the business of Acquiror is in default thereunder.

          4.13 EMPLOYEES. Except as set forth in Acquiror's Disclosure Letter, there are no controversies pending or threatened between Acquiror and any of its employees that are likely to have a material adverse effect on the business, financial condition or results of operation of Acquiror. Acquiror is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

          4.14 BROKERS AND FINDERS. Except as provided in Acquiror's Disclosure Letter with copies of any such agreements attached, Acquiror is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

           4.15 ABSENCE OF MATERIAL CHANGE. Since December 31, 1996, the business of Acquiror has been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and, except as set forth in Acquiror's Disclosure

Letter, there has not occurred since December 31, 1996 any event that has had or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Acquiror.

          4.16 LICENSES AND PERMITS. Acquiror has all licenses and permits that are necessary for the conduct of its businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Acquiror. The properties and operations of Acquiror are and have been maintained and conducted, in all material respects, in compliance with all applicable Rules.

          4.17 UNDISCLOSED LIABILITIES. Except as set forth in Acquiror's Disclosure Letter Acquiror has no liabilities or obligations, either accrued or contingent, that are material to Acquiror and that have not been: (a) reflected or disclosed in the Financial Statements of Acquiror or (b) incurred subsequent to December 31, 1996 in the ordinary course of business. Acquiror does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that is likely to result in or cause a material adverse change in the business, financial condition or results of operations of Acquiror that is not fairly reflected in the Financial Statements of Acquiror or otherwise disclosed in this Agreement.

          4.18 EMPLOYEE BENEFIT PLANS.

               (a) Except as set forth in Acquiror's Disclosure Letter, Acquiror has no "employee benefit plan," as defined in Section 3(3) of ERISA.

               (b) Acquiror's Disclosure Letter sets forth copies or descriptions of each Benefit Arrangement maintained or otherwise contributed to by Acquiror (such plans and arrangements being collectively referred to herein as "Acquiror Benefit Arrangements"). All Acquiror Benefit Arrangements which are in effect have been in effect for substantially all of 1997. There has been no material amendment thereof or increase in the cost thereof or
benefits payable thereunder since December 31, 1996.   Except as set forth in
Acquiror's Disclosure Letter, there has been no material increase in the compensation of or benefits payable to any senior executive employee of Acquiror since December 31, 1996, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1996. Except as set forth in Acquiror's Disclosure Letter, there is no contract, agreement or benefit arrangement covering any employee of Acquiror which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in Section 280(G) of the Code.

               (c) With respect to all Acquiror Benefit Arrangements, Acquiror is in substantial compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, applicable to such plans or arrangements.

               (d) Except for the contracts set forth in Acquiror's Disclosure Letter, each Acquiror Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by Acquiror within a period of 30 days following the Effective
Time of the Bank Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

          4.19 CORPORATE RECORDS. The Charter Documents of Acquiror and all amendments thereto to the date hereof (true, correct and complete copies of which are set forth in Acquiror's Disclosure Letter) are in full force and effect as of the date of this Agreement. The minute books of Acquiror, together with the documents and other materials incorporated therein by reference, reflect all meetings held and contain complete and accurate records of all corporate actions taken by the board of directors of Acquiror (or any committees thereof) and stockholders. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committees thereof) or of the stockholders of Acquiror.

          4.20 ACCOUNTING RECORDS. Acquiror maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Such records, to the extent they contain material information pertaining to Acquiror which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

          4.21 OFFICES AND ATMs. Set forth in Acquiror's Disclosure Letter is a list of the headquarters of Acquiror (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated (or to be maintained and operated) by Acquiror (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Acquiror's Disclosure Letter, Acquiror maintains no other office or ATM and conducts business at no other location, and Acquiror has not applied for nor received permission to open any additional branch nor operate at any other location.

          4.22 LOAN PORTFOLIO. Acquiror's Disclosure Letter sets forth a description of; (a) by type and classification, all loans, leases, other extensions and commitments to extend credit of Acquiror of $150,000 or more, that have been classified by itself, its bank examiners or auditors (external or internal) as "Watch List", "Substandard", "Doubtful", "Loss" or any comparable classification; and (b) all loans due to Acquiror as to which any payment of principal, interest or any other amount is 30 days or more past due. Acquiror's allowance for loan losses is and will be at the Effective Time adequate and in accordance with GAAP in all materials respects and in accordance with all applicable regulatory requirements of any Governmental Entity.

          4.23 POWER OF ATTORNEY. Except as set forth in Acquiror's Disclosure Letter, Acquiror has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

          4.24 OPERATING LOSSES. Acquiror's Disclosure Letter sets forth any Operating Loss which has occurred at Acquiror during the period after December 31, 1996. To the knowledge of Acquiror, no action has been taken or omitted to be taken by an employee of Acquiror that has resulted in the incurrence by Acquiror of an Operating Loss or that might reasonably be expected to result in an Operating Loss after December 31, 1996, which, net of any insurance proceeds payable in respect thereof, would exceed $50,000.

          4.25 ENVIRONMENTAL MATTERS. Except as set forth in Acquiror's Disclosure Letter, (i) Acquiror is in compliance with all Environmental Laws;
(ii) there are no Tanks on or about Acquiror Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from Acquiror Property; (iv) Acquiror has no loans outstanding secured by real property that is not in compliance with Environmental Laws or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action , suit, or proceeding or notice thereof before any Governmental Entity pending against Acquiror or concerning property securing Acquiror loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Acquiror Property or property securing Acquiror loans, relating to the foregoing representations
(i) -- (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of Acquiror. "Acquiror Property" shall mean real estate currently owned, leased, or otherwise used by Acquiror, or in which Acquiror has an investment or security interest by mortgage, deed of trust, sale and lease-back or otherwise, including without limitation, properties under foreclosure and properties held by Acquiror in its capacity as a trustee or otherwise.

          4.26 COMMUNITY REINVESTMENT ACT. Acquiror received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Acquiror has not been advised of any concerns regarding Acquiror's compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

          4.27 DERIVATIVES. Acquiror is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative- type security or derivative arrangement or agreement.

          4.28 POOLING. It is intended that the Bank Merger be accounted for on a pooling of interests basis, and no event has occurred or is reasonably foreseeable (including any transaction contemplated by this Agreement) that could alter such treatment.

          4.29 SEC REPORTS. As of their respective dates, since December 31, 1994, none of Acquiror's SEC Reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.30 MATERIAL CONTRACTS. Except as set forth in Acquiror's Disclosure Letter (all items listed or required to be listed in Acquiror's Disclosure Letter as a result of this Section being referred to herein as "Acquiror Scheduled Contracts"), Acquiror is not a party or otherwise subject to:

               (a) any collective bargaining agreement or other such contract or agreement with any labor organization;

               (b) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Acquioror;

               (c) any agreement to acquire equipment or any commitment to make capital expenditures of $75,000 or more;

               (d) any agreement which would be terminable other than by Acquiror or as a result of the consummation of the transactions contemplated by this Agreement;

               (e) any contract of participation with any other bank in any loan entered into by Acquiror subsequent to December 31, 1996 in excess of $150,000 or any sales of assets of Acquiror with recourse of any kind to Acquiror except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

               (f) any other agreement of any other kind, including for data processing and similar services, which involves future payments or receipts or performances of services or delivery of items requiring aggregate payment of $75,000 or more to or by Acquiror other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of its business;

               (g) any material agreement, arrangement or understanding not made in the ordinary course of business;

               (h) any agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Acquiror;

               (i) any agreement, arrangement or understanding pursuant to which any payment (whether severance pay or otherwise) became or may become due to any director, officer or employee of Acquiror upon execution of this Agreement or upon or following consummation of the transactions contemplated hereby (either alone or in connection with the occurrence of any additional acts or events); or

               (j) any written agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, capital order, or condition of any regulatory order or decree with or by the Commissioner or FDIC or any other regulatory agency.

True copies of all Acquiror Scheduled Contracts, including all amendments and supplements thereto, are attached to Acquiror's Disclosure Letter.

          4.31 TRUST ADMINISTRATION. Acquiror does not presently exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.31 includes (i) any and all common law or other trusts between an individual, corporation or other entities and Acquiror, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos and charitable trust indentures; (ii) any and all decedents estates where Acquiror is serving or has served as a co-executor or sole executor, personal represetative or adminstrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Acquiror is serving or has served as a co- grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Acquiror is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

          4.32 REGULATORY APPROVALS. To the knowledge of Acquiror, except as described in Acquiror's Disclosure Letter, Acquiror has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transaction contempleted by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

                                    ARTICLE 5
                      AGREEMENTS WITH RESPECT TO CONDUCT OF
                     BANCORP AND BANK AFTER THE DATE HEREOF

          Bancorp and Bank covenant and agree with Acquiror as follows:

          5.1  ACCESS.

               (a) Bancorp and Bank will authorize and permit Acquiror, its representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of either Bancorp or Bank, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to their business affairs, financial condition, assets and liabilities as Acquiror may from time to time request. Bancorp and Bank shall permit Acquiror, its representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Bancorp and Bank with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Acquiror considers necessary or appropriate for the purposes of familiarizing itself with the businesses and operations of Bancorp and Bank, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Bancorp and Bank. Bancorp and Bank will cause Vavrinick, Trine & Day to make available to Acquiror, its accountants, counsel and other agents, such personnel, work papers and other documentation of Vavrinick, Trine & Day relating to its work papers and its audits of the books and records of Bancorp and Bank as may be requested by Acquiror in connection with its review of the foregoing matters.

               (b) The President of Acquiror or in his absence another representative of Acquiror selected by him shall be invited by Bancorp and Bank to attend all regular and special Board of Directors' and Executive Committee meetings of Bancorp or Bank from the date hereof until the Effective Time. Bancorp and Bank shall inform Acquiror of each such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Acquiror shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transaction contemplated by this Agreement or the obligations of either Bancorp or the Bank under this Agreement.

          5.2   MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS;
FILINGS.

               (a) Bancorp and Bank will promptly notify Acquiror (i) of any event of which Bancorp or Bank obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of either Bancorp or Bank; (ii) in the event Bancorp or Bank determine that it is possible that the conditions to the performance of Acquiror set forth in Sections8.1 and 8.3 may not be satisfied; (iii) of the opening or closing of any branch or other office of Bancorp or Bank at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Bancorp or Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Bancorp or Bank of the services of any Executive Officer of Bancorp or Bank.

               (b) Bancorp and Bank will furnish to Acquiror as provided in Section11.13 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to either Bancorp or Bank, (i) a copy of any report submitted to the board of directors of either Bancorp or Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Bancorp and Bank need not furnish Acquiror any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Bancorp and Bank under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Bancorp and Bank; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Bancorp and Bank; (iv) as soon as available, all letters and communications sent by Bancorp to its shareholders and all reports filed by Bancorp or Bank with the SEC, the FRB, the FDIC, the Commissioner and any other Person; and
(v) such other reports as Acquiror may reasonably request relating to Bancorp or Bank.

               (c) Each of the financial statements delivered pursuant to subsection (b) shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Bank/Bancorp, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Bancorp and Bank for the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

          5.3  CONDUCT OF BUSINESS.

               (a) Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, Bancorp or Bank shall not, without prior written consent of Acquiror (which consent shall not be unreasonably withheld and which consent [except with respect to subparagraph (30) of this Section 5.3(a)] shall be deemed granted if within five (5) Business Days of Acquiror's receipt of written notice of a request for prior written consent, written notice of objection is not received by Bancorp and Bank):

                    (1) amend, modify, terminate or fail to renew or preserve their material Permits;

                    (2) amend or modify in any material respect, or, except as they may expire in accordance with their terms, terminate any Bancorp Scheduled Contract or any other material contract or agreement to which Bancorp or Bank is a party, or materially default in the performance of any of its obligations under any such contract or agreement;

                    (3) enter into any agreement or contract that would be required to be included as a Bancorp Scheduled Contract.

                    (4) terminate or unilaterally fail to renew any existing insurance coverage or bonds;

                    (5) make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit except for consumer loans of not more than $50,000 per person, to any director, officer, employee or shareholder holding 5% or more of the outstanding shares of Bancorp Stock;

                    (6) grant any general or uniform increase in the rate of pay to any employee or employee benefit or profit sharing plan or increase the salary or employee benefits of any non-exempt employee or agent or pay any bonus, severance or similar payment to any Person, except in the ordinary course of business and consistent with past practice or established practices;

                    (7) grant any promotion or any increase in the rate of pay to any exempt employee, profit sharing plan or increase in any employee benefits or pay any bonus, severance or similar payment to any exempt employee except for prorata bonuses, profit sharing or 401(k) matching payments which are in the ordinary course of business and consistent with past practices and which do not exceed the total amount of all such payments declared in 1997 multiplied by the fraction derived by dividing (a) the number of full calendar months between January 1, 1998 and the Effective Day by (b) twelve (12);

                    (8) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practice or as required by any existing contract or for ordinary repairs, renewals or replacements or as contemplated in this Agreement;

                    (9) issue, sell, or grant any Equity Securities of Bancorp or Bank (except pursuant to the exercise of Bancorp options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Bancorp Stock Option or any Equity Securities of Bancorp or any other securities (including long term debt) of Bancorp;

                    (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Bancorp or Bank, or split, combine or reclassify any shares of its capital stock or other Equity Securities except (i) for a $0.30 per share cash dividend payable by Bancorp to its shareholders on or about February 6, 1998 and (ii) if the Effective Time occurs after July 31, 1998, an additional cash dividend payable by Bancorp to its shareholders after July 31, 1998 in an amount not to exceed $.10.

                    (11) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Bancorp or Bank or any rights, options, or securities to acquire any Equity Securities of Bancorp or Bank;

                    (12) amend or modify its Charter Documents;

                    (13) make their credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on December 31, 1997;

                    (14) make any capital expenditures, or commitments with respect thereto, in excess of $100,000 except in the ordinary course of business and consistent with past practice;

                    (15) make extraordinary payments to any Person other than as contemplated, or as disclosed, in this Agreement;

                    (16) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds or obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, or bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with the past practices, and which are not designated as trading;

                    (17) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith); file any appeal from an asserted deficiency except in a form previously approved by Acquiror in writing; file or amend any United States federal, foreign, state or local tax return without Acquiror's prior written approval, which approval shall not be unreasonably withheld; or make any tax election or change any method or period of accounting unless required by GAAP or applicable law;

                    (18) enter into or consent to any new employment agreement or other Benefit Arrangement, or amend or modify any employment agreement or other Bank Benefit Arrangement in effect on the date of this Agreement to which either Bancorp or Bank is a party or bound;

                    (19) grant any Person a power of attorney or similar authority except in accordance with a written policy previously disclosed to Acquiror;

                    (20) agree or make any commitment to take any actions prohibited by this Section 5.3;

                    (21) change any of Bank's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Bank's business or operations, except such changes as may be required in the opinion of Bancorp and Bank's management to respond to economic or market conditions or as may be required by any Governmental Entity;

                    (22) take any action which would or is reasonably likely to (i) adversely affect the ability of Bancorp, Bank or Acquiror to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Bancorp or Bank's ability to perform their covenants and agreements under this Agreement; or
(iii) result in any of the conditions to the performance of Bancorp, Bank or Acquiror's obligations hereunder, as set forth in Article 8 herein not being satisfied;

                    (23) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

                    (24) sell any Investment Security prior to maturity, except in the ordinary course of business. Any gains realized from a sale in the ordinary course of business shall be excluded on an after tax basis from Bancorp Projected Earnings as defined in Section 8.3(k);

                    (25) take title to any real property without obtaining prior thereto a Phase I environmental report, which report shall disclose the absence of any suspected environmental contamination;

                    (26) knowingly take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
Section 368 of the Code or prevent Acquiror from accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

                    (27) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

                    (28) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect as of the date of this Agreement; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

                    (29) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or
(ii) short-term borrowings made at prevailing market rates and terms;

                    (30) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $100,000 on an unsecured basis and $200,000 on a secured basis except for any loan or loans not to exceed $50,000 per person which is either (i) to a Person and all Affiliated Persons of up to 10% of the aggregated principal amount of existing such loans or (ii) a consumer loan. Consent shall be deemed granted if within two Business Days of written notice delivered to Acquiror's Chief Credit Officer, written notice of objection is not received by Bancorp or Bank.

               (b) Between the date hereof and the Effective Time , Bancorp and Bank shall:

                    (1) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                    (2) maintain their assets and properties in good condition and repair, normal wear and tear excepted;

                    (3) promptly upon learning of such information, advise Acquiror in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Bancorp Stock prior to the record date fixed for the Bancorp Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein;

                    (4) promptly notify Acquiror regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agents report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Bancorp or Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Bancorp or Bank; and

                    (5) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement, and shall not, notwithstanding any recoveries received with respect to loans previously charged off, reduce the allowance for loan and lease losses below the amount in effect on the date of the execution of this Agreement, except as a result of chargeoffs.

          5.4 CERTAIN LOANS AND OTHER EXTENSIONS OF BANCORP AND BANK. Bancorp and Bank will promptly inform Acquiror of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Bancorp or Bank as "Watch List", "Substandard", "Doubtful", "Loss" or any comparable classification. Bancorp and Bank will furnish to Acquiror, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

               (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $50,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (c) accrual exception credits that are delinquent 90or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $50,000, the credit type, office and an aging schedule broken down into 30-59, 60-89, 90 + day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

               (e) loan and lease participations, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the office;

               (f) loans or leases (including any commitments) by Bancorp or Bank except for consumer loans of not more than $50,000 per person to any director, officer, or employee of Bancorp or Bank, or any shareholder holding 5% or more of the capital stock of Bancorp, including with respect to each such loan or lease, the identity and, to the best knowledge of Bancorp and Bank, the relation of the borrower to Bancorp and Bank, the loan or lease type and the outstanding and undrawn amounts;

               (g) letters of credit, showing with respect to each letter of credit in an amount equal to or exceeding $50,000, the credit type and office, and showing with respect to all other such letters of credit, by credit type and office, the aggregate dollar amount;

               (h) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

               (i) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

               (j) other real estate or assets owned, stating with respect to each its credit type;

               (k) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 5.4 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

               (l) extensions of credit whether unsecured or secured in amount equal to or exceeding $50,000 , originated on or after the date of the schedule previously provided to Acquiror (or if it is the first such schedule, the date of this Agreement) and before the date of the schedule in which reported, showing with respect to each, the credit type and the office; and

               (m) renewals or extensions of maturity of outstanding extensions of credit whether unsecured or secured in amount equal to or exceeding $50,000, showing with respect to each, the credit type and the office.

          5.5 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Bancorp and Bank shall amend or supplement the Bancorp Disclosure Letter provided for herein pertaining to Bancorp and Bank as necessary so that the information contained therein accurately reflects the then current status of Bancorp and Bank and shall transmit copies of such amendments or supplements to Acquiror in accordance with Section 11.13 of this Agreement.

          5.6  SHAREHOLDER APPROVAL.

               (a) Bancorp will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Bancorp Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Bancorp Shareholders' Meeting, (i) the Board of Directors of Bancorp shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (ii) Bancorp shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

               (b) Bank will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholder (the "Bank Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. Bancorp shall vote all shares of Bank Stock which it owns at such meeting in favor of the Bank Merger, this Agreement and related matters.

          5.7  CONSENTS AND APPROVALS.

               (a) Bancorp and Bank will cooperate with Acquiror in the preparation of all filings, applications, notices and requests for waiver for Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement. Bancorp's and Bank's cooperation hereunder shall include, but not be limited to, providing all information concerning Bancorp or Bank and their respective shareholders as may be required for such filings, applications, notices and requests for Consents and signing, to the extent required, all such filings, applications, notices and requests.

               (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Bancorp or Bank or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Bancorp and Bank shall use its best efforts to obtain such consent prior to the Effective Time.

          5.8 PRESERVATION OF EMPLOYMENT RELATIONS PRIOR TO EFFECTIVE TIME. Bancorp and Bank will use their best efforts consistent with current employment practices and policies to maintain the services of the officers and employees of Bancorp and Bank through the Effective Time.

          5.9 COMPLIANCE WITH RULES. Bancorp and Bank shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Bancorp or Bank.

          5.10 BANK BENEFIT ARRANGEMENTS. Subject to Article 9 hereof and except for the agreements between the Bancorp, the Bank and its Executive Officers at or prior to the Effective Time, Bancorp and Bank, as the case may be, and any effected officers, directors or employees shall mutually terminate all Bank Benefit Arrangements without the imposition of any liability therefor to Acquiror or any other Party.

          5.11 AGREEMENT OF MERGER. As soon as practicable, Bancorp and Bank shall execute the Agreement of Merger.

          5.12 ENVIRONMENTAL REPORTS. Bancorp and Bank shall provide to Acquiror, as soon as practical, but not later than 45 days after the date hereof, a Vista Environmental Report (a sample of which is attached to Acquiror's Disclosure Letter) containing a preliminary environmental investigation on all real property owned, leased or operated (including OREO) by Bancorp or Bank as the date hereof and within ten days after the acquisition or lease of any real property acquired or leased (including OREO) by the Bancorp or Bank after the date hereof. If required by said preliminary investigation in Acquiror's reasonable opinion, Bancorp and Bank shall provide to Acquiror a phase one and, if necessary in Acquiror's reasonable opinion, a phase two environmental report of further investigation on properties requiring such additional study. The expenses of all reports shall be borne by Bancorp or Bank. Acquiror shall have 15 Business Days from the receipt of a report pursuant to this Section 5.12 to notify Bancorp and Bank of any objections to the contents of such report. Should the costs of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in the light of serious life, health or safety concerns, in the aggregate, exceed the sum of $25,000 as reasonably estimated by an environmental expert retained for such purpose by Bancorp or Bank and reasonably acceptable to Acquiror, or if the cost of such actions and measures cannot be reasonably estimated by such expert to be $25,000 or less with any reasonable degree of certainty, then such costs of remedial and corrective actions and measures shall be deemed to be Significant Liabilities as defined in this Agreement. Acquiror shall have the right pursuant to
Section 10.1(h) hereof and Bancorp and Bank shall have the right pursuant to
Section 10.1(j) hereto, for a period of 10 Business Days following receipt of such estimate or indication that the costs of such actions and measures are reasonably estimated to exceed $1,500,000 on an after tax basis or can not be reasonably estimated to be less than $1,500,000 on an after tax basis, to terminate this Agreement, without liability to Bancorp or Bank or Section 5.12.

          5.13 ACCRUALS AND RESERVES. Just prior to the Effective Time and to the extent determined necessary or advisable by Acquiror in its sole discretion (which shall not be limited by any finding or determination by a Governmental Entity), Bank shall modify and change its loan, OREO, accrual and reserve policies and practices (including loan classifications and levels of tax, loan and OREO reserves and accruals) and increase its reserves for loans losses to reflect Acquiror's judgment and plans with respect to the conduct of Bancorp and Bank's business following the Bank Merger.

          5.14 NO SHOP. Neither Bancorp nor Bank, nor any of their Affiliates shall, on or before the earlier of the Effective Time or the date of termination of this Agreement, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to any Competing Transaction (as such term is defined below), or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and Bancorp and Bank shall promptly notify Acquiror (orally and in writing) of all of the relevant details relating to all inquiries and proposals which they may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving Bancorp or Bank: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Bancorp or Bank representing ten percent (10%) or more of the asset of Bancorp or Bank; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the voting power of Bancorp or Bank, a tender offer or exchange offer for at least ten percent (10%) of the outstanding shares; a solicitation of proxies in opposition to approval of the Bank Merger by Bancorp or Bank shareholders; or a public announcement of an unsolicited BONA FIDE proposal, plan, or intention to do any of the foregoing.
Notwithstanding any other provision in this Section 5.14 or elsewhere in this Agreement, the obligations of Bancorp and Bank in this Agreement are subject to the continuing fiduciary duties of their respective Boards of Directors. In the event the Board of Directors of Bancorp, or Bank, or both, receives a bona fide offer for a Competing Transaction with another entity, and reasonably determines, upon written advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, is inconsistent with the continuing fiduciary duties of said Board of Directors to their shareholders, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle Acquiror to terminate this Agreement pursuant to Section 10.1(g) hereof, and in no event shall this sentence or the previous sentence operate to excuse or modify the obligations of Bancorp and Bank under Section 11.1(c) hereof.

          5.15 AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS. Within thirty (30) days of the execution of this Agreement, (a) Bancorp and Bank shall deliver to Acquiror a letter identifying all persons who are then "affiliates" of Bancorp or Bank for purposes of Rule 145 under the Securities Act and (b) Bancorp shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as
Exhibit 5.15. Bancorp shall use reasonable efforts to obtain from any person who becomes an affiliate of Bancorp after Bancorp's delivery of the letter referred to above, and on or prior to the date of the Bancorp Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 5.15 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Bancorp shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Bancorp Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to both Arthur Andersen, LLP and Reitner & Stuart, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bancorp Stock and committing that such shareholder(s) will not dispose of Bancorp Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                 ARTICLE 6
                  AGREEMENTS WITH RESPECT TO CONDUCT OF
                     ACQUIROR AFTER THE DATE HEREOF

     Acquiror covenant and agree with Bancorp and Bank as follows:

          6.1  ACCESS.

               (a) Acquiror will authorize and permit Bancorp and Bank, their representatives, accountants and counsel, to have access during normal business hours, on notice and in such manner as will not unreasonably interfere with the conduct of the businesses of Acquiror, to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, tax returns, tax settlement letters, contracts and documents, and all other information with respect to its business affairs, financial condition, assets and liabilities as Bancorp and Bank may from time to time request. Acquiror shall permit Bancorp and Bank, their representatives, accountants and counsel to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of Acquiror with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as Bancorp and Bank consider necessary or appropriate for the purposes of familiarizing themselves with the businesses and operations of Acquiror, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement by any Governmental Entity and conducting an evaluation of the assets and liabilities of Acquiror. Acquiror will cause Arthur Andersen, LLP, to make available to Bancorp and Bank, their accountants, counsel and other agents, such personnel, work papers and other documentation of Arthur Andersen, LLP, relating to its work papers and its audits of the books and records of Acquiror as may be requested by Bancorp and Bank in connection with their review of the foregoing matters.

               (b) The President of Bancorp or in his absence another representative of Bancorp selected by him shall be invited by Acquiror to attend all regular and special Board of Directors' meetings of Acquiror from the date hereof until the Effective Time of the Bank Merger. Acquiror shall inform Bancorp of each such Board meeting at least 2 Business Days in advance of each such meeting; provided, however, that the attendance of such representative of Bancorp shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement of the obligations of the Acquiror under this Agreement.

          6.2  MATERIAL ADVERSE CHANGES; REPORTS; FINANCIAL STATEMENTS; FILINGS.

               (a) Acquiror will promptly notify Bancorp and Bank (i) of any event of which Acquiror obtains knowledge which may materially and adversely affect the business, financial condition, or results of operations of Acquiror; (ii) in the event Acquiror determines that it is possible that the conditions to the performance of Bancorp and Bank set forth in Sections 8.1 and 8.2 may not be satisfied; (iii) of the opening or closing of any branch or other office of Acquiror at which business is conducted; or (iv) any event, development or circumstance that, to the best knowledge of Acquiror, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to Acquiror of the services of any Executive Officer of Acquiror.

               (b) Acquiror will furnish to Bancorp and Bank as provided in
Section 11.13 of this Agreement, as soon as practicable, and in any event within 5 Business Days after it is prepared or becomes available to Acquiror,
(i) a copy of any report submitted to the board of directors of Acquiror and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of its businesses and access to the working papers related thereto, PROVIDED, HOWEVER, that Acquiror need not furnish Bancorp or Bank any privileged communications of or memoranda prepared by its legal counsel in connection with the transactions contemplated by, and the rights and obligations of Acquiror under, this Agreement; (ii) quarterly unaudited consolidated balance sheets and statements of operations, changes in stockholders' equity and cash flow for Acquiror; (iii) monthly unaudited consolidated balance sheets and, statements of operations for Acquiror; (iv) as soon as available, all letters and communications sent by Acquiror to its shareholders and all reports filed by Acquiror with the FDIC, the Commissioner and any other Person; and (v) such other reports as Bancorp and Bank may reasonably request relating to Acquiror.

               (c) Each of the financial statements delivered pursuant to subsections (b), shall be (i) prepared in accordance with GAAP on a basis consistent with that of the Financial Statements of Acquiror, except that such financial statements may omit statements of cash flows and footnote disclosures required by GAAP; and (ii) accompanied by a certificate of the chief financial officer to the effect that such financial statements fairly present the financial condition and results of operations of Acquiror for

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

the period covered, and reflect all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation.

          6.3  CONDUCT OF BUSINESS.

               (a) Between the date hereof and the Effective Time, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California state chartered banks, Acquiror shall not, without prior written consent of Bancorp (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of Bancorp's receipt of written notice of a request for prior written consent, written notice of objection is not received by Acquiror):

                   (1) take any action which would or is reasonably likely to (i) adversely affect the ability of Acquiror to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Acquiror's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Acquiror's obligations hereunder, as set forth in Article 8 herein not being satisfied;

                   (2) take or cause to be taken any action which would disqualify the Bank Merger as a "reorganization" within the meaning of
Section 368 of the Code or prevent accounting for the business combination to be effected by the Bank Merger as a pooling-of-interests;

                   (3) amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the Acquiror Stock except as contemplated by this Agreement; or,

                   (4) agree or make any commitment to take any actions prohibited by this Section 6.3.

                   (5) amend, modify, terminate or fail to renew or preserve its material Permits;

                   (6) issue, sell, or grant any Equity Securities of Acquiror (except pursuant to the exercise of Acquiror options outstanding as of the date hereof), any other securities (including long term debt), or any rights, options or securities to acquire any Acquiror Stock Option or any Equity Securities of Acquiror or any other securities (including long term debt) of Acquiror;

                   (7) purchase, redeem or otherwise acquire any Equity Securities, or other securities of Acquiror or any rights, options, or securities to acquire any Equity Securities of Acquiror;

                   (8)  amend or modify its Charter Documents;

                   (9)  [Intentionally left blank]

                   (10) declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Acquiror, or split, combine or reclassify any shares of its capital stock or other Equity Securities except for a $.15 per share cash dividend payable by Acquiror to its shareholders on or about May 22, 1998.

               (b) Between the date hereof and the Effective Time, Acquiror shall:

                   (1) use its best efforts consistent with this Agreement to maintain and preserve intact its respective present business organization and to maintain and preserve the relationships and goodwill with account customers, employees, and others having business relationships with Acquiror;

                   (2) duly observe and conform in all material respects to all lawful requirements applicable to the business of Acquiror;

                   (3) use its best efforts to obtain any Third Party Consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Acquiror on a consolidated basis or that is contemplated in this Agreement as required in connection with the Bank Merger;

                   (4) duly observe and conform in all material respects to all lawful requirements applicable to its business;

                   (5) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

                   (6) promptly upon learning of such information, advise Bancorp in writing of any event or any other transaction within its knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Acquiror Stock prior to the record date fixed for the Acquiror Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transaction contemplated herein; and,

                   (7) provide to Bancorp, as soon as they become available, drafts of the opinions referred to in Section 8.1(h) and (i) of this Agreement.

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

          6.4 DISCLOSURE LETTER. Promptly in the case of material matters, and not less than monthly in the case of all other matters, Acquiror shall amend or supplement Acquiror's Disclosure Letter provided for herein pertaining to Acquiror as necessary so that the information contained therein accurately reflects the then current status of Acquiror and shall transmit copies of such amendments or supplements to Bancorp and Bank in accordance with Section 11.13 of this Agreement.

          6.5 SHAREHOLDER APPROVAL. Acquiror will promptly take action necessary in accordance with applicable law and its Charter Documents to convene a meeting of its shareholders (the "Acquiror Shareholders' Meeting") to be held as soon as practicable, for the purpose of voting on the Bank Merger, this Agreement and related matters. In connection with the Acquiror Shareholders' Meeting, (a) the Board of Directors of Acquiror shall, subject to fiduciary duty, recommend shareholder approval of the Bank Merger, this Agreement and related matters; and (b) Acquiror shall use its best efforts to obtain such shareholder approval by the largest possible percentage.

          6.6 AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS. Concurrently with the execution of this Agreement, (a) Acquiror shall deliver to Bancorp and Bank a letter identifying all persons who are then "affiliates" of Acquiror for purposes of Rule 145 under the Securities Act and (b) Acquiror shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.6. Acquiror shall use reasonable efforts to obtain from any person who becomes an affiliate of Acquiror after Acquiror's delivery of the letter referred to above, and on or prior to the date of the Acquiror Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.6 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion to be provided for in Section 8.1(h), Acquiror shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of the Acquiror Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to both Arthur Andersen, LLP and Knecht & Hansen, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bancorp Stock that the shareholder(s) will receive in the Bank Merger, and committing that such shareholder(s) will not dispose of Bancorp Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

          6.7  CONSENTS AND APPROVALS.

               (a) Acquiror will cooperate with Bancorp and Bank in the preparation of all filings, applications, notices, requests for waiver and Consents necessary or desirable for the consummation of the Bank Merger, and the other transactions contemplated in this Agreement.

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

               (b) To the extent that the consent of a third party ("Third Party Consent") with respect to any contract, agreement, license, franchise, lease, commitment, arrangement, Permit or release that is material to the business of Acquiror or that is contemplated in this Agreement is required in connection with the Bank Merger or the transactions contemplated in this Agreement, Acquiror shall use its best efforts to obtain such consent prior to the Effective Time.

          6.8 COMPLIANCE WITH RULES. Acquiror shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition or results of operations or prospects of Acquiror.

          6.9 AGREEMENT OF MERGER. As soon as practicable, Acquiror shall execute the Agreement of Merger.

          6.10 ENVIRONMENTAL REPORTS. Acquiror shall provide to Bancorp, as soon as practical, but not later that 45 days after the date hereof, a Vista Environmental Report (a sample of which is attached to Acquiror's Disclosure Letter) containing a preliminary environmental investigation on all real property owned, leased or operated (including OREO) by Acquiror after the date hereof. If required by said preliminary investigation in Bancorp's reasonable opinion, Acquiror shall provide to Bancorp a phase one and if necessary in Bancorp's reasonable opinion, a phase two environmental report of further investigation on properties requiring such additional study. The expenses of all reports shall be borne by Acquiror. Bancorp shall have 15 Business Days from the receipt of a report pursuant to this Section 6.10 to notify Acquiror of any objections to the contents of such report. Bancorp shall have the right pursuant to Section 10.1(j) hereof, for a period of 10 Business Days following receipt of such estimate or indication that the costs of such actions and measures are reasonably estimated to exceed $3,500,000 on an after tax basis or can not be reasonably estimated to be less than $3,500,000 on an after tax basis, to terminate this Agreement, without liability to Acquiror.

          6.11 CERTAIN LOANS AND OTHER EXTENSIONS OF ACQUIROR. Acquiror will promptly inform Bancorp of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any Governmental Entity or by any internal or external loan reviewer of Acquiror as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification. Acquiror will furnish to Bancorp, as soon as practicable, and in any event within 10 days after the end of each calendar month, schedules including a listing of the following:

               (a) classified credits, showing with respect to each such credit in amount equal to or exceeding $150,000, the classification category, credit type, and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

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

               (b) nonaccrual credits, showing with respect to each such credit in amount equal to or exceeding $150,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status, showing with respect to each such credit in amount equal to or exceeding $150,000, the credit type and office, and with respect to all other such credits, by credit type and office, the aggregate dollar amount;

               (d) delinquent credits showing with respect to each such credit in amount equal to or exceeding $150,000, the credit type, office and an aging schedule broken down into 30-59, 60-89 and 90+ day categories, and with respect to all other such credits, by credit type, office and by aging category, the aggregate dollar amount;

               (e) loans or leases charged off during the previous month, showing with respect to each such loan or lease, the credit type and office;

               (f) loans or leases written down during the previous month, including with respect to each the original amount, the writeoff amount, credit type and office;

               (g) other real estate or assets owned, stating with respect to each its credit type;

               (h) a reconciliation of the allowance for loan and lease losses, identifying specifically the amount and sources of all additions and reductions to the allowance (which may be by reference to specific portions of another schedule furnished pursuant to this Section 6.11 and, in the case of unallocated adjustments, shall disclose the methodology and calculations through which the amount of such adjustment was determined);

          6.12 NEGOTIATIONS WITH OTHER PARTIES PRIOR TO CLOSING. Acquiror shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or enter into any agreement or agreement in principal, or announce any intention to do any of the foregoing, concerning an acquisition, merger or consolidation with another entity which transaction any Governmental Entity advises Acquiror in writing or orally would or might result in the disapproval of the transactions contemplated by this Agreement or delay until after September 30, 1998 the consummation of the transactions contemplated by this Agreement.

          6.13 INDEMNIFICATION AND INSURANCE.

               (a) Bancorp and Acquiror will maintain in effect policies of directors' and officers' liability insurance (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by Bancorp and Bank with resepect to its officers and directors) with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which Bancorp or Bank would have had an obligation to indemnify its directors and officers.

               (b) If Bancorp or Acquiror or any of its successors or assigns
(i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, Bancorp or Acquiror shall take no action to impair the rights provided in this Section 6.13.

               (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Bancorp and Bank and his or her heirs and representatives.

                                  ARTICLE 7
               FURTHER COVENANTS OF BANCORP, BANK AND ACQUIROR

          7.1  S-4 AND PROXY STATEMENT.

               (a) As promptly as practicable, Acquiror and Bancorp shall cooperate with each other and exercise their best efforts to prepare and file with the SEC and the FDIC the Proxy Statement and Bancorp shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Parties hereto agree to provide the information necessary for inclusion in the Proxy Statement and S-4. Each of the parties will use its respective best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after it is filed and to satisfy the requirements of the SEC and FDIC as to the Proxy Statement. Acquiror shall pay all third party costs associated with the preparation and filing of the S-4 that are normally paid by the acquiring party in similar transactions, and shall be responsible for making application to list Mid-State Bancshares on the Nasdaq National Market System including costs associated therewith.

               (b) After the date of the filing of the S-4 with the SEC and the Proxy Statement with the FDIC, each of the Parties agrees promptly to notify the other of and to correct any information furnished by such Party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC or the FDIC, as appropriate, and have declared effective or cleared by the SEC or the FDIC, as appropriate, any amendment or supplement to the S-4 or the Proxy Statement so as to correct such information and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of Bancorp and Acquiror to the extent required by applicable Rules. All documents that the Parties file with the

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

FDIC, SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

               (c) Bancorp shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Bancorp Stock pursuant to this Agreement.

          7.2 FILINGS. The Parties agree that through the Effective Time, each of its reports, registration, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP consistently applied during the periods involved.

          7.3 APPLICATIONS. Acquiror will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Bank Merger with the FDIC; (ii) an application for approval of the Bank Merger with the Commissioner; (iii) if required, a request for Waiver from the FRB; and (iv) any other applications or notices necessary to consummate the transactions contemplated hereby. Acquiror shall afford Bancorp and Bank a reasonable opportunity to review all such applications and all amendments and
supplements thereto before the filing thereof.   The Parties covenant and
agree that the S-4 and the Proxy Statement and all applications to the appropriate Governmental Entities for approval or consent to the Bank Merger, with respect to information relating to it, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading. Acquiror will use its best efforts to obtain all regulatory approvals or consents necessary to effect the Bank Merger and Bancorp and Bank shall cooperate with Acquiror in such efforts.

          7.4  STOCK OPTIONS.

               (a) At and as of the Effective Time and without further action by any Party, the stock option plan of Acquiror shall terminate. The Bancorp Stock Option Plan shall not terminate at the Effective Time but shall continue in effect and, for purposes of such Plan, this provision shall be deemed to be the making of appropriate provisions for such continuance.

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

               (b) At and as of the Effective Time, Bancorp shall grant substitute stock options pursuant to the Bancorp Stock Option Plan to each and every officer and employee of Acquiror who has at the Effective Time an outstanding option to purchase shares of Acquiror Stock ("Acquiror Stock Options"). Each and every substitute stock option so granted by Bancorp pursuant to the Bancorp Stock Option Plan to replace an Acquiror Stock Option shall retain the "vesting" schedule reflected in each of the respective stock option agreements evidencing an Acquiror Stock Option and shall be exercisable for that number of whole shares of Bancorp Stock equal to the product of (A) the number of shares of Acquiror Stock that were purchasable under such Acquiror Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Bancorp Stock. Further, each and every substitute stock option so granted by Bancorp pursuant to the Bancorp Stock Option Plan to replace an Acquiror Stock Option shall provide for a per share exercise price which shall be equal to the quotient determined by dividing (A) the exercise price per share of Acquiror Stock at which such Acquiror Stock Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio. At the Effective Time, Bancorp shall issue to each holder of an outstanding Acquiror Stock Option a substitute stock option providing for the terms discussed above.

               (c) Bancorp shall use its best effort to assure that each holder of an Acquiror Stock Option which qualified as an incentive stock option prior to the Effective Time shall receive a substitute stock option pursuant to the Bancorp Stock Option Plan which will qualify as an incentive stock option.

               (d) At or prior to the Effective Time, Bancorp shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bancorp Stock for delivery upon exercise of Acquiror Stock Options.

               (e) The vesting schedules of each and every stock option outstanding on the date hereof granted pursuant to the Bancorp Stock Option Plan shall, as a result of the transaction contemplated by this Agreement, accelerate in accordance with the provisions of such Plan. Except as provided in subsection (f), each such option granted pursuant to the Bancorp Stock Option Plan shall terminate pursuant to the provisions of such Plan on or before the Effective Time.

               (f) Bancorp shall make appropriate amendments to the Bancorp Stock Option Plan in order for each of the persons, who currently has an outstanding stock option granted under such Plan and who does not exercise such option and who is either specified on Exhibit 2.1(b) or is an officer or employee of Bancorp or Bank, to have the right to receive, in their discretion, a substitute stock option from Bancorp. Any substitute option granted pursuant to this subsection shall be on a fully vested basis and shall contain the same terms and conditions as the option for which it is substituted except that the number of shares of Bancorp Stock to which such substitute option pertains and the per share exercise price shall be adjusted in the same manner as provided in subsection (b) in the case of an Acquiror Stock Option provided that the reciprocal of the Exchange Ratio shall be used for purposes of such calculations.

               (g) Bancorp shall seek all required Consents to effect the amendments to the Bancorp Stock Option Plan contemplated by subsection (f). If, in the course of attempting to obtain such Consents, any Person attempts to delay unduly in granting such Consents (any delay beyond June 30, 1998 being considered to be undue) or to impose conditions or limitations which are applicable to the Bancorp Stock Option Plan or to any Party or would become applicable to Bancorp or the Surviving Bank after the Bank Merger which delays, conditions or limitations are ones which Acquiror reasonably and in good faith concludes would be materially burdensome to any Party or would materially adversely affect the Bancorp Stock Option Plan, its benefits or any of the transactions contemplated by this Agreement, then, in such event, (A) Bancorp shall forthwith withdraw its request or application for such Consent and (B) the provisions of subsection (f) shall not be carried into effect and such action shall be deemed to be full compliance with subsection (f). No person shall have any rights or claims against any Party in the event of such withdrawals in accordance with the preceding sentence.

          7.5 FURTHER ASSURANCES. Bancorp/Bank and Acquiror agree that from time to time, whether before, at or after the Effective Time, they will execute and deliver such further instruments of conveyance and transfer and to take such other action as may be reasonable or necessary to consummate the Bank Merger and the transactions contemplated in this Agreement. Bancorp, Bank and Acquiror agree to take such further action as may reasonably be requested to facilitate consummation of the Bank Merger and the transactions contemplated in this Agreement and that are not inconsistent with the other provisions of this Agreement.

          7.6 REMOVAL OF CONDITIONS. In the event of the imposition of a condition to any consent of, the Commissioner, the FDIC or other Government Entity which any Party deems to materially adversely affect it or to be materially burdensome as provided in Section 8.1(c), the Parties shall use their respective best efforts to obtain the removal of such condition.

          7.7  CORPORATE GOVERNANCE.

               (a) Prior to the Effective Time, Acquiror shall take all necessary steps to effect the Acquiror Corporate Governance Changes at the Effective Time.

               (b) Prior to the Effective Time, Bancorp shall take all necessary steps to effect the Bancorp Corporate Governance Changes at the Effective Time.

                                  ARTICLE 8
              CONDITIONS TO THE PARTIES' OBLIGATIONS TO CLOSE

          8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CLOSE. The respective obligations of Bancorp and Bank, on the one hand, and Acquiror, on the other, to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) The Agreement and the transactions contemplated hereby shall have received all requisite approvals of the shareholders of Acquiror, Bancorp or Bank.

               (b) No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Bank Merger substantially in the form contemplated by this Agreement, unless counsel to the party again whom such action or proceeding was instituted or threatened renders to the other Parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

               (c) On or before September 15, 1998, the Parties shall have received any required Consent from the FRB, the Commissioner, the FDIC, and, at or prior to the Effective Time, this Agreement and the transactions contemplated hereby shall have been approved by any other Governmental Entity whose Consent is required for consummation of the transactions contemplated in this Agreement, in each case either unconditionally or without the imposition of conditions or limitations that are applicable to any Party or would become applicable to Bancorp or the Surviving Bank after the Bank Merger that Acquiror reasonably and in good faith concludes would materially adversely affect the financial condition or operations of any Party or otherwise would be materially burdensome to any Party and all such Consents shall be in effect at the Effective Time, which Consents shall permit the Bank Merger and permit the Surviving Bank to acquire and conduct all direct and indirect activities as previously conducted by Acquiror and Bank, at or prior to the Effective Time, and all required waiting periods shall have expired.

               (d) No Rule shall be outstanding or threatened by any Governmental Entity which prohibits or materially restricts the consummation of, or threatens to invalidate or set aside, the Bank Merger substantially in the forms contemplated by this Agreement or which would not permit the businesses presently carried on by Acquiror, Bancorp or Bank to continue materially unimpaired following the Effective Time, unless counsel to the Party or Parties against whom such action or proceeding was instituted or threatened renders to the other Party or Parties hereto a favorable opinion that such Rule is without merit and counsel to the other Party concurs with such opinion.

               (e) All Third Party Consents necessary to permit the Parties to consummate the transactions contemplated in the Agreement shall have been obtained prior to the Effective Time, unless the failure to obtain any such Third Party Consent would not have a material adverse effect on the business, financial condition, or results of operations of Bancorp on a consolidated basis.

               (f) The S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. Bancorp shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Bancorp Stock to consummate the Bank Merger.

               (g) Application will be filed for listing Bancorp Stock on the Nasdaq National Market System at the Effective Time.

               (h) Acquiror and Bancorp shall have received from Arthur Andersen, LLP, an opinion reasonably satisfactory to Acquiror and Bancorp to the effect that the Bank Merger shall not result in the recognition of gain or loss for federal income tax purposes to Acquiror, Bancorp or Bank, nor shall the issuance of Bancorp Stock result in the recognition of gain or loss by the holders of Acquiror Stock who receive such stock in connection with the Bank Merger, nor shall a holder of an outstanding stock option granted under Acquiror's stock option plan recognize income, gain or loss as a result of the granting of a substitute option pursuant to Bancorp Stock Option Plan nor shall the granting of such substitute options be deemed to be a modification of any incentive stock option granted under Acquiror's stock option plan, dated prior to the date of the Proxy Statement is first mailed to the shareholders of Bancorp and Acquiror and such opinions shall not have been withdrawn or modified in any material respect.

               (i) Prior to the Effective Time, Arthur Andersen, LLP, shall have delivered a written opinion to Acquiror and Bancorp that the Bank Merger and the other transactions contemplated hereby will qualify for pooling-of-interest accounting treatment. In making its determination that the Bank Merger will qualify for such treatment, Arthur Andersen, LLP, shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of Dissenting Shares.

          8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BANCORP AND BANK TO CLOSE. The obligations of Bancorp and Bank to consummate the Bank Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

               (a) All actions necessary to authorize the execution, delivery and performance of the Agreement by Acquiror, the consummation of the Bank Merger by Acquiror and the consummation of the Agreement of Merger by Acquiror shall have been duly and validly taken by the board of directors and shareholders of Acquiror, as the case may be.

               (b) The representations and warranties of Acquiror contained in Article 4 of this Agreement shall have been true and correct in all material respects (i) on the date of this Agreement; and (ii) at and as of the Effective Time as though all such representations and warranties had been made on and as of the Effective Time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Bancorp and Bank shall have received a certificate to that effect dated the Effective Time and executed on behalf of Acquiror by its chief executive officer and chief financial officer. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letter pertaining to Acquiror as updated in accordance with Section 6.4.

               (c) Each of the covenants and agreements of Acquiror contained in this Agreement to be performed at or before the Effective Time shall have been so performed in all material respects; and Bancorp and Bank shall have received a certificate to that effect dated the Effective Time and executed by the chief executive officer and chief financial officer of Acquiror.

               (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Acquiror that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of Acquiror after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Acquirors Disclosure Letter to this Agreement, as amended or supplemented, after the date of this Agreement; and Bancorp and Bank shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Acquiror.

               (e) Acquiror shall have delivered to Bancorp and Bank a written opinion of Reitner & Stuart dated as of the Effective Time substantially in the form attached to this Agreement as Exhibit 8.2(e).

               (f) Bancorp shall have received a letter from Carpenter & Company dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholders of Bancorp to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Bancorp.

               (g) All necessary action shall have been taken by Acquiror to effect the Acquiror Corporate Governance Changes.

               (h) Concurrently with the execution of this Agreement, each director of Acquiror shall have executed and delivered to Bancorp an Acquiror Directors' Agreement substantially in the form of Exhibit 2.6(b).

               (i) Within 30 days of the execution of this Agreement, Bancorp shall have received from each Person named in the letter or otherwise referred to in Section 6.6 an executed copy of an agreement contemplated by
Section 6.6.

               (j) All remediation of environmental contamination or conditions on any Acquiror property shall have been completed to the satisfaction of Bancorp subject to the provisions of Section 6.10.

          8.3  ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR TO CLOSE.
The obligations of Acquiror to consummate the Bank Merger and the other transactions contemplated herein is subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

               (a) All actions necessary to authorize the execution, delivery and performance of the Agreement, consummation of the Bank Merger by Bancorp and Bank and the consummation of the Agreement of Merger by Bancorp and Bank shall have been duly and validly taken by the respective boards of directors and shareholders of Bancorp and Bank, as the case may be.

               (b) The representations and warranties of Bancorp and Bank contained in Article 3 of this Agreement shall be true and correct in all material respects (i)on the date of this Agreement; and (ii)at and as of the Effective Time as though all such representations and warranties had been made at and as of such time, except with respect to representations and warranties that, by their terms, speak as of a different time; and Acquiror shall have received a certificate to that effect dated the Effective Time and executed on behalf of Bancorp and Bank by their respective chief executive officers and chief financial officers. It is understood and acknowledged that the representations made on and as of the Effective Time shall be made without giving effect to any update with respect to the Disclosure Letters pertaining to Bancorp and Bank as updated in accordance with Section 5.5.

               (c) The covenants and agreements of Bancorp and Bank to be performed at or before the Effective Time shall have been duly performed in all material respects; and Acquiror shall have received one or more certificates to that effect dated the Effective Time and executed by the respective chief executive officers and chief financial officers of Bancorp and Bank.

               (d) During the period from the date of this Agreement to the Effective Time, there shall not have occurred any event related to the business, condition (financial or otherwise), capitalization or properties of Bancorp or Bank that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of the Surviving Bank or Bancorp after consummation of the Bank Merger, whether or not such event, change or effect is reflected in Bancorps Disclosure Letters to this Agreement, as amended or supplemented, after the date of this Agreement; and Acquiror shall have received a certificate to that effect dated the Effective Time and signed by the chief executive officer and chief financial officer of Bancorp and Bank.

               (e) Bancorp and Bank shall have delivered to Acquiror a written opinion of Knecht & Hansen dated the Effective Time substantially in the form attached to this Agreement as Exhibit 8.3(e).

               (f) Acquiror shall have received a letter from Hoefer & Arnett dated as of a date within five (5) Business Days of the mailing of the Proxy Statement to the shareholder of Acquiror, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Acquiror.

               (g) Concurrently with the execution of this Agreement, each director of Bancorp and Bank shall have executed and delivered to Acquiror a Bancorp Directors Agreement substantially in the form of Exhibit 2.6(a).

               (h) Within 30 days of the execution of this Agreement, Acquiror shall have received from each Person named in the letter or otherwise referred to in Section 5.15 an executed copy of an agreement contemplated by Section 5.15.

               (i) Acquiror shall have received satisfactory evidence that all of Banks Benefit Arrangements have been treated as provided in Articles 5 and 9 of this Agreement.

               (j) All remediation of environmental contamination or conditions on any Bancorp and Bank property shall have been completed to the satisfaction of Acquiror.

               (k) At least five Business Days prior to the Effective Time, Bancorp shall provide Acquiror with Bancorp's consolidated financial statements as of the close of business on the last day of the month prior to the Effective Time. Such financial statements shall have been prepared in all material respects in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time, Bancorps consolidated shareholders equity as determined in accordance with such financial statements and GAAP, shall not be less than the sum of (i) Bancorps consolidated shareholders equity at December 31, 1997 PLUS (ii) the amount of "Projected Earnings" LESS the amount of dividends paid as authorized by Section 5.3(a)(10). The term "Projected Earnings" shall mean (A) $1,228,000, if the month end immediately preceding the Effective Time is May 31, 1998, (B) $1,504,000, if the month end immediately preceding the Effective Time is June 30, 1998 (C) $1,811,000, if the month end immediately preceding the Effective Time is July 31, 1998, or (D) $2,114,000, if the month immediately preceding the Effective Time is on or after August 31, 1998. The amount of Projected Earnings shall be increased by any gains from the sale of securities pursuant to Section 5.3(a)(24) and shall be reduced by the sum of (y)

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

any and all Bancorp and Bank "Expenses" as defined in Section 11.1(e) accrued prior to the applicable month end PLUS (z) all costs accrued by Bancorp and Bank in compliance with the requirements of Section 5.12 prior to the applicable month end (excluding the costs of the remedial and corrective actions as are actually related to any Hazardous Materials), provided, however, that the amount of the adjustment to the Projected Earnings resulting from (y) and (z) shall, in no event, exceed $125,000.

               (l) All necessary action shall have been taken by Bancorp to effect the Bancorp Corporate Governance Changes.

                                  ARTICLE 9
                              EMPLOYEE BENEFITS

          9.1  EMPLOYEE BENEFITS.

               (a) All employees of Bancorp and Bank at the Effective Time shall be entitled to participate in the Acquiror Benefit Arrangements on the same basis as other similarly situated employees of Acquiror. Each of these employees will be credited for eligibility, participation and vesting purposes (provided that no more than 180 days of sick leave may be carried over into Acquiror's sick leave program), with such employees respective years of past service with Bancorp and Bank (or other prior service so credited by Bancorp and Bank) as though they had been employees of Acquiror.

               (b)  Bancorp, Bank  and Acquiror have agreed as set forth on
Exhibit 9.1(b) to a severance policy by which all employees of Bancorp, Bank or Acquiror who are not offered employment or who are terminated within twelve months following the Effective Time and who satisfy the requirements of the severance plan currently being considered for adoption by Acquiror will receive severance benefits otherwise.

               (c) Provided such agreement is listed on the Bancorp Disclosure List and a complete copy of such agreement has been provided to Acquiror prior to the date hereof, Acquiror hereby agrees to honor, in accordance with their terms, any existing individual employment, severance, deferred compensation, and similar agreements between Bancorp or Bank and the Executive Officers of Bancorp/Bank listed on Exhibit 9.1(c)(1) except for the Change in Control Agreement between Bancorp, Bank and William Hares, which at the Effective Time will terminate and be replaced by the Employment Agreement between William Hares and Acquiror effective as of the Effective Time in substantially the form attached hereto as Exhibit 9.1(c)(2). Notwithstanding any other provision of this Agreement, no employee shall receive duplicative benefits by reason of this Section.

               (d) From the date hereof, Bancorp, Bank and Acquiror shall cooperate to determine the appropriate treatment of the Benefit Arrangements, such as termination, merger into a plan, etc., and shall take such actions as shall be reasonably requested by Acquiror with respect to the Benefit Arrangements, provided that Acquiror, Bancorp and Bank shall not be required to take any action that would be in breach of the fiduciary duties of the Plan trustees or administrators.

                                 ARTICLE 10
               TERMINATION OF AGREEMENT; WAIVER OF CONDITIONS

          10.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Bank Merger may be terminated at any time before the Effective Time, whether before or after approval by the respective shareholders of Acquiror and Bancorp as follows, and in no other manner:

               (a) By mutual consent of Bancorp and Bank, on the one hand, and Acquiror, on the other;

               (b) By Bancorp, Bank or Acquiror (i) if any conditions set forth in Section 8.1 shall not have been met by September 30, 1998, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

               (c)  By Bancorp and Bank if any conditions set forth in
Section 8.2 shall not have been met, or by Acquiror if any conditions set forth in section 8.3 shall not have been met, by September 30, 1998, or such earlier time as it becomes apparent that such condition cannot be met;

               (d) By Bancorp or Bank, if Acquiror should materially default in the observance or in the due and timely performance of any of its covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

               (e) By Acquiror, if Bancorp or Bank should materially default in the observance or in the due and timely performance of any of their covenants and agreements herein contained and such default shall not have been fully cured within 20 Business Days from the date of delivery of written notice specifying the alleged default;

               (f) By Acquiror, if Bancorp or Bank is or becomes a party to any written agreement, memorandum of understanding, cease and desist order, imposition

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

of civil monetary penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks;

               (g) By Acquiror, if Bancorp or Bank shall have failed to act or refrain from doing any act pursuant to Section 5.14;

               (h) By Acquiror or Bancorp, under the circumstances set forth in Section 5.12;

               (i) By Bancorp at any time during the two day period commencing one day after the Determination Date, if the Average Closing Price as of the Determination Date is less than $26.25 (the "Minimum Price"); SUBJECT, HOWEVER, to the following three sentences. If Bancorp elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Acquiror; provided that such notice of election to terminate may be withdrawn by Bancorp at any time within the aforementioned two-day period. During the two-day period commencing on the day after a receipt of such notice, provided that the Average Closing Price exceeds $22.00, Acquiror shall have the option of adjusting the Exchange Ratio pursuant to the following calculation rounded to the nearest ten-thousandth:

                                                1
                                         ----------------
                                             $29.37 - x
                                         ----------------
                                       Average Closing Price

where "x" represents the amount of any Significant Liabilities determined in accordance with this Agreement divided by the outstanding shares of Bancorp Stock (determined as of the Business Day preceding the Effective Day).

If Acquiror makes an election contemplated by the preceding sentence, within such two-day period, it shall give prompt written notice to Bancorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection. For purposes of this subsection, "Determination Date" shall mean the last day of the 20 trading day period referred to in the definition of Average Closing Price; or,

               (j)  By Bancorp, under the circumstances set forth in section
6.10 or Section 5.12.

          10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 10.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 11.1, 11.10 or 11.11, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 11.1, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

          10.3 WAIVER OF CONDITIONS.  If any of the conditions specified in
Section 8.2 has not been satisfied, Bancorp and Bank may nevertheless, at their election, proceed with the transactions contemplated in this Agreement.
 If any of the conditions specified in Section 8.3 has not been satisfied, Acquiror may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

                                ARTICLE 11
                                  GENERAL

          11.1 EXPENSES.

               (a) Acquiror hereby agrees that if this Agreement is terminated by Bancorp or Bank pursuant to Section 10.1(c) with respect to the failure of Acquiror shareholders to approve the Agreement and the transactions contemplated hereby, or pursuant to Section 10.1(d), Acquiror shall promptly, and in any event within seven Business Days after such termination, pay Bancorp and Bank all Expenses (as defined below) of Bancorp and Bank but not to exceed $500,000.

               (b) Bancorp and Bank hereby agree that if this Agreement is terminated by Acquiror pursuant to Section 10.1(c) with respect to the failure of Bancorp shareholders to approve the Agreement and transactions contemplated hereby, or pursuant to Section 10.1(e), Bancorp shall promptly, and in any event within seven Business Days after such termination, pay (or cause Bank to pay) Acquiror all Expenses (as defined below) of Acquiror but not to exceed $500,000.

               (c) As an inducement to Acquiror to enter into this Agreement, in the event this Agreement is terminated by Acquiror pursuant to
Section 10.1(g) and Bancorp or Bank or both enters into an agreement for a Competing Transaction prior to termination of this Agreement or during the twelve-month period immediately following termination of this Agreement, Bancorp and Bank shall promptly, and in any event within seven Business Days after either or both enters into an agreement for such Competing

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Transaction, pay  Acquiror Four Million Five Hundred Thousand Dollars
($4,500,000) which amount represents (i) Acquiror's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including Acquirors management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) Acquirors indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) Acquirors loss as a result of the transactions contemplated by this Agreement not being consummated. The obligation to make a payment pursuant to this subsection shall be a joint and several obligation of Bancorp and Bank.

               (d) Except as otherwise provided herein, all Expenses incurred by Bancorp/Bank or Acquiror in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same. Notwithstanding the foregoing, Bancorp and Acquiror shall share the cost of printing the Proxy Statement on a basis proportionate to the number of shareholders of each Party.

               (e) Expenses as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transaction contemplated hereby.

          11.2 AMENDMENTS. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the Parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Acquiror or the shareholders of Bancorp.

          11.3 DISCLOSURE LETTER; EXHIBITS; INTEGRATION. Each Disclosure Letter, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Disclosure Letters and other letters need not be attached to each copy of this Agreement. This Agreement, together with such Disclosure Letters, exhibits and letters, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding of the Parties in connection therewith.

          11.4 BEST EFFORTS. Each Party will use its best efforts to cause all conditions to the obligations of the Parties to be satisfied.

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          11.5  [Intentionally left blank]

          11.6 GOVERNING LAW. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of California except to the extent that the provisions of federal law are mandatorily applicable.

          11.7 NO ASSIGNMENT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Bancorp/Bank or Acquiror, in whole or in part, without the prior written consent of the other Party. Any attempted assignment in violation of this prohibition shall be null and void.
 Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

          11.8 HEADINGS. The descriptive headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11.9 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

          11.10 PUBLICITY AND REPORTS. Bancorp and Acquiror shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party, except to the extent that legal counsel to any Party shall deliver a written opinion to the other Party to the effect that a particular action is required by applicable Rules.

          11.11 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information): or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and non-use shall survive the termination of this Agreement pursuant to Article 10. In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses,

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computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

          11.12 SPECIFIC PERFORMANCE. Acquiror, Bank and Bancorp each acknowledge that, in view of the uniqueness of their respective businesses and the transactions contemplated in this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore each Party agrees that the other shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          11.13 NOTICES. Any notice or communication required or permitted hereunder, including, without limitation, supplemental Disclosure Letters shall be deemed to have been given if in writing and (a) delivered in person,
(b) telexed, or (c) telecopied (provided that any notice given pursuant to clauses (b) and (c) is also mailed by certified or registered mail, postage prepaid), as follows:

                      If to Bancorp or Bank, addressed to:
                           BSM Bancorp
                           2739 Santa Maria Way
                           Santa Maria, California 93455

                           Attn: William Hares, President and CEO
                           Fax No.  (805) 937-6582

                      With a copy addressed to:
                           Loren P. Hansen, Esq.
                           Knecht & Hansen
                           1301 Dove Street, Suite 900
                           Newport Beach, Ca 92660
                           Fax No.  (714) 851-1732


                      If to Acquiror, addressed to:
                           Mid-State Bank
                           1026 Grand Avenue
                           Arroyo Grande, California 93420

                           Attn: Carrol Pruett, President and CEO
                           Fax No.  (805) 473-7752

                      With a copy addressed to:

                           Barnet Reitner, Esq.
                           Reitner & Stuart

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                           1319 Marsh Street
                           San Luis Obispo, CA 93401
                           Fax No. (805) 545-8599

or at such other address and to the attention of such other Person as a Party may notice to the others in accordance with this Section 11.13.
Notwithstanding anything to the contrary contained herein, notice and/or delivery to Bancorp shall be deemed notice and/or delivery to Bank.

          11.14 KNOWLEDGE. Whenever any statement herein or in any Disclosure Letter, certificate or other document delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other Person such Party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

          11.15 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

          11.16 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or the body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other party having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such prevailing action, including, without limitation, legal fees and court costs (whether or not taxable as such).

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          11.17 TERMINATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The
representations, warranties and covenants of each party contained herein or in any certificate or other writing delivered by such party pursuant hereto or in connection herewith shall not survive the Effective Time.

          WITNESS, the signature of Bancorp, as of the 29th day of January, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

BSM BANCORP


By: /s/ William A. Hares
    --------------------
    President

Attest:


By: /s/ F. Dean Fletcher
    --------------------
    Secretary


          WITNESS, the signature of Bancorp, as of the 29th day of January, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

BANK OF SANTA MARIA


By: /s/ William A. Hares
    --------------------
    President

Attest:

By: /s/ F. Dean Fletcher
    --------------------
    Secretary

          WITNESS, the signature of Acquiror, as of the 29th day of January, 1998, set by its President and attested to by its Secretary, pursuant to a resolution of its Board of Directors, acting by a majority:

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

MID-STATE BANK

By:   /s/ Carrol R. Pruett
      --------------------
      President

Attest:

By:   /s/ Raymond E. Jones
      --------------------
      Secretary


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